No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. The securities offered hereby have not been and will not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act”), or any state securities laws and may not be offered or sold within the United States unless registered under the U.S. Securities Act and applicable state laws or an exemption from such registration is available. This short form prospectus does not constitute an offer to buy any of these securities within the United States. See "Plan of Distribution".

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of Atna Resources Ltd. at Suite 250, 14142 Denver West Parkway, Golden, Colorado, 80401, telephone: 303.278.8464, and are also available electronically at www.sedar.com.

Short Form Prospectus

New Issue	September 4, 2012

C$15,000,000

15,000,000 Shares

Atna Resources Ltd. (the “Company” or “Atna”) is filing this short form prospectus (“Prospectus”) to qualify the distribution (the “Offering”) of 15,000,000 common shares of the Company (each, a “Share”) at a price of C$1.00 per Share (the “Offering Price”). The Shares will be sold and issued pursuant to an underwriting agreement (the “Underwriting Agreement”) dated as of August 27, 2012 among Canaccord Genuity Corp., NCP Northland Capital Partners Inc. (together, the “Underwriters”) and the Company. The Offering Price was determined by negotiation between the Company and the Underwriters with reference to the market price of the Common Shares. See “Plan of Distribution”. The Offering Price has been publically disclosed in a press release of the Company dated August 21, 2012.

The Common Shares are listed and posted for trading on the Toronto Stock Exchange (“TSX”) under the symbol “ATN”. On August 21, 2012, being the last day on which the Common Shares traded prior to the announcement of the Offering, the closing price of the Common Shares on the TSX was C$1.07.

The TSX has conditionally approved the listing of (i) the Shares and the Additional Shares (as hereinafter defined) and (ii) the Common Shares issuable pursuant to the exercise of the Broker Warrants (as hereinafter defined). Listing is subject to the Company fulfilling all of the listing requirements of the TSX on or before November 23, 2012.

Price: C$1.00 per Share

	Price to the Public		Underwriters’ Fee(1)		Net Proceeds to the Company(2)
Per Share	C$	1.00	C$	0.06	C$	0.94
Total(3)	C$	15,000,000	C$	900,000	C$	14,100,000

Notes:

(1)	The Company has agreed to pay the Underwriters a cash fee (the “Underwriters’ Fee”) equal to 6.0% of the gross proceeds of the Offering and Over-Allotment Option (as hereinafter defined), if applicable, and reimburse the Underwriters for their expenses in connection with the Offering. The Company will also issue to the Underwriters non-transferable warrants (the “Broker Warrants”) equal to 6.0% of the total number of Shares sold under the Offering and the Over-Allotment Option, each Broker Warrant entitling the holder to acquire one Common Share at C$1.00 for a period of 18 months after the Closing Date (as hereinafter defined).

(2)	After deducting the Underwriters’ Fee, but before deducting expenses of the Offering, including expenses in connection with the preparation and filing of this Prospectus, which are estimated to be C$178,000 and which will be paid from the net proceeds of the Offering.

(3)	The Company has granted the Underwriters an option (the “Over-Allotment Option”), exercisable by the Underwriters in whole or in part at their sole discretion upon giving written notice to the Company at any time until the date that is 30 days following the Closing Date, to purchase an additional 2,250,000 Shares (each, an “Additional Share”) on the same terms as set out above, to cover over-allotments, if any, and for market stabilization purposes. A person who acquires Common Shares comprising the Additional Shares pursuant to the exercise of the Over-Allotment Option acquires those securities under this Prospectus, regardless of whether the over-allotment position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. If the Over-Allotment Option is exercised in full, the total “Price to the Public”, “Underwriters’ Fee” and “Net Proceeds to the Company” will be C$17,250,000, C$1,035,000 and C$16,215,000, respectively. See “Plan of Distribution”.

The Underwriters, as principals, conditionally offer the Shares, subject to prior sale, if, as and when issued by the Company and accepted by the Underwriters, in accordance with the terms and conditions contained in the Underwriting Agreement referred to under “Plan of Distribution” and subject to the approval of certain legal matters on behalf of the Company by Bull, Housser & Tupper LLP and on behalf of the Underwriters by Borden Ladner Gervais LLP. See “Plan of Distribution”.

Underwriters’ Position	Maximum Size	Exercise Period	Exercise Price
Over-Allotment Option	Option to purchase up to 2,250,000 Additional Shares	Up to 30 days following the Closing Date	Offering Price

Broker Warrants	Warrants to purchase up to 1,035,000 Common Shares(1)	Up to 18 months following the Closing Date	C$1.00

Total Securities Under Option	3,285,000

Note:

(1)	Assuming the Over-Allotment Option is exercised in full.

This Prospectus qualifies the distribution of the Shares, the grant of the Over-Allotment Option, the distribution of the Additional Shares issuable on exercise of the Over-Allotment Option, the distribution of the Broker Warrants and the distribution of the Common Shares comprising the Broker Warrants.

Subscriptions for Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. The completion of the sale of securities pursuant to the Offering (the “Closing”) will take place on September 12, 2012, or such other date as the Underwriters and the Company may mutually agree, but in any event not later than 42 days following the date of a receipt for the final short form prospectus for the Offering (the “Closing Date”), and definitive certificates representing the Shares will be available for delivery on the Closing Date. In connection with the Offering, the Underwriters may over-allot or effect transactions that stabilize or maintain the market price of the Common Shares at levels other than those which might otherwise prevail on the open market. Furthermore, the Underwriters may offer the Shares to the public at a price lower than C$1.00 per Share. See “Plan of Distribution”.

The TSX has conditionally approved the listing of (i) the Shares and the Additional Shares (as hereinafter defined) and (ii) the Common Shares issuable pursuant to the exercise of the Broker Warrants (as hereinafter defined). Listing is subject to the Company fulfilling all of the listing requirements of the TSX on or before November 23, 2012.

An investment in the securities being offered under this Prospectus is highly speculative and involves significant risks that should be carefully considered by prospective investors. The risks outlined in this Prospectus and in the documents incorporated herein by reference should be carefully reviewed and considered in connection with an investment in such securities. See “Risk Factors” and “Forward-Looking Statements”.

The registered office of the Company is located at 3000 Royal Centre, 1055 West Georgia Street, Vancouver, British Columbia, V6E 3R3. The head and principal office of the Company is located at Suite 250, 14142 Denver West Parkway, Golden, Colorado, 80401.

The Chief Executive Officer, Chief Financial Officer and certain of the directors of the Company who have signed the Certificate of the Company in this Prospectus reside outside of Canada. Although each of the persons described above have appointed Bull, Housser & Tupper LLP as their agent for service of process in British Columbia, it may not be possible for investors to enforce judgments obtained in Canada against them.

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS	5
ELIGIBILITY FOR INVESTMENT	7
CURRENCY AND EXCHANGE RATE INFORMATION	7
DOCUMENTS INCORPORATED BY REFERENCE	8
ATNA RESOURCES LTD.	9
MINERAL PROPERTIES	9
CONSOLIDATED CAPITALIZATION	39
USE OF PROCEEDS	39
PLAN OF DISTRIBUTION	40
DESCRIPTION OF SECURITIES TO BE DISTRIBUTED	43
PRIOR SALES	44
TRADING PRICE AND VOLUME	45
RISK FACTORS	45
OTHER MATERIAL FACTS	52
AUDITOR, TRANSFER AGENT AND REGISTRAR	53
EXPERTS	53
STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION	54
CONSENT OF AUDITORS	A-1
CERTIFICATE OF THE COMPANY	A-2
CERTIFICATE OF THE UNDERWRITERS	A-3

forward-looking statements

This Prospectus and the documents incorporated by reference herein contain “forward looking statements” within the meaning of applicable securities legislation. These forward-looking statements are based on projections, expectations and estimates as of the date of this Prospectus or, in the case of documents incorporated by reference herein, as of the date of such documents. Forward-looking statements are provided for the purpose of providing information about management’s expectations and plans relating to the future. All of the forward-looking statements made in this Prospectus are qualified by these cautionary statements.

Forward-looking statements may include, but are not limited to, statements with respect to the future price of gold and silver, the estimation of mineral reserves and resources, the realization of mineral reserve estimates, the timing and amount of estimated future production, anticipated costs of production, estimated capital expenditures, estimated net present values, estimated internal rates of return, estimated operating costs, estimates of capital costs, metallurgical recovery rates, success of exploration and development activities, mine development plans, currency fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks or claims and the anticipated use of the proceeds of the Offering. In certain cases, forward-looking statements can be identified by the use of words such as “plans”, “is planned”, “expects” or “does not expect”, “is expected”, “is designed”, “budget”, “scheduled”, “estimates”, “projects”, “forecasts”, “targets”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”.

In particular, this Prospectus, the Annual Information Form (as hereinafter defined) and other documents incorporated by reference herein contain forward-looking statements pertaining to the following:

•	any projections of earnings, revenues, synergies, cost savings or other financial items;
•	any statements of the plans, strategies and objectives of management for future operations, including the development of the Reward gold mining property and development and initial production at the Pinson gold mining property;
•	any statements regarding future economic conditions or performance;
•	any statements of belief; and
•	any assumptions regarding the foregoing.

The actual results could differ materially from those anticipated in these forward looking statements as a result of the risk factors set forth below and in the section of this Prospectus entitled “Risk Factors”:

•	fluctuations in gold and other metals prices;
•	risks relating to the Company’s ability to generate material revenues or obtain adequate financing for its planned exploration and development activities;
•	actual results of current exploration activities;
•	conclusions of economic evaluations;
•	changes in project parameters as plans continue to be refined;
•	possible variations in ore reserves, grade or recovery rates;
•	failure of plant, equipment or processes to operate as anticipated;
•	risks related to fluctuations in the currency market;
•	risks related to the business being subject to environmental laws and regulations which may increase costs of doing business and restrict the Company’s operations;
•	delays in obtaining governmental approvals or financing or in the completion of development or construction activities;
•	risks related to hedging metal production and key operating inputs;
•	risks related to operating hazards;
•	risks related to the exploration, permitting, development and mining of precious metals;
•	risks related to estimation of reserves and resources;

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•	risks related to governmental regulation, including environmental regulation;
•	risks related to competition;
•	risks related to joint ventures;
•	uncertainty of capital costs, operating costs, production, metal recoveries and economic returns;
•	risks related to the uncertainty of the title of assets;
•	the need to attract and retain qualified management and technical personnel;
•	risks related to reclamation activities on properties; and
•	other risks described in the section entitled “Risk Factors” in the Annual Information Form (as hereinafter defined) and in other documents incorporated by reference herein.

Forward looking statements provide information about management’s current expectations and plans relating to anticipated future events, and are based on the Corporation’s current beliefs and assumptions regarding, among other things:

•	future gold and other metals prices;
•	the overall success of the Company’s ability to generate material revenues and to obtain adequate financing for its planned exploration and development activities;
•	actual results of current exploration activities;
•	conclusions of economic evaluations;
•	changes in project parameters as plans continue to be refined;
•	future variations in ore reserves, grade or recovery rates;
•	failure of plant, equipment or processes to operate as anticipated;
•	fluctuations in the currency market;
•	the regulatory frame work governing environmental laws and regulations;
•	possible delays in obtaining governmental approvals or financing or in the completion of development or construction activities;
•	hedging metal production and key operating inputs;
•	operating hazards;
•	the exploration, permitting, development and mining of precious metals;
•	estimation of reserves and resources;
•	capital costs, operating costs, production, metal recoveries and economic returns; and
•	the Company’s ability to attract and retain qualified management and technical personnel.

Statements relating to mineral reserves and resources are deemed to be forward looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the mineral reserves and resources described exist in the quantities predicted or estimated and can be profitably produced in the future. Estimated values of future net revenue do not represent fair market value. There is no certainty that it will be commercially viable to produce any portion of the resources.

Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. The Company’s forward-looking statements are based on the beliefs, expectations and opinions of management as of the date the statements are made, and the Company does not assume any obligation to update any forward-looking statements if circumstances or management’s beliefs, expectations or opinions should change, except as required by law. For the reasons set forth above, readers should not place undue reliance on forward-looking statements. Forward-looking statements are made as of the date of this Prospectus and, other than as required by applicable securities laws, the Company assumes no obligation to update or revise such forward-looking statements to reflect new events or circumstances.

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ELIGIBILITY FOR INVESTMENT

In the opinion of Bull, Housser & Tupper LLP, counsel to the Company, and Borden Ladner Gervais LLP, counsel to the Underwriters, based on the current provisions of the Income Tax Act (Canada) (the “Tax Act”) and the regulations thereunder, the Shares, if issued on the date hereof, would be qualified investments under the Tax Act for trusts governed by registered retirement savings plans (“RRSPs”), registered retirement income funds (“RRIFs”), deferred profit sharing plans, registered education savings plans, registered disability savings plans and tax-free savings accounts (“TFSAs”), provided the Shares are listed on a “designated stock exchange” as defined in the Tax Act (which includes the TSX).

Notwithstanding that the Shares may be a qualified investment for a trust governed by a TFSA, an RRSP or a RRIF, the holder of a TFSA, or the annuitant of an RRSP or RRIF, as the case may be, which acquires Shares will be subject to a penalty tax under the Tax Act if such Shares are a “prohibited investment” for the particular TFSA, RRSP or RRIF for the purposes of the Tax Act. The Shares will be “prohibited investments” for a TFSA, an RRSP or RRIF, if: (i) the holder of the TFSA, or the annuitant of the RRSP or RRIF, has a “significant interest” (within the meaning of the Tax Act) in the Company; (ii) the holder of the TFSA, or the annuitant of the RRSP or RRIF, has a “significant interest” (within the meaning of the Tax Act) in a corporation or partnership with which the Company does not deal at arm’s length for the purposes of the Tax Act; or (iii) the holder of the TFSA, or the annuitant of the RRSP or RRIF, does not deal at arm’s length with the Company for the purposes of the Tax Act. Investors should consult their own tax advisors in this regard, including with respect to any potential relief from the application of the prohibited investment rules under an undated letter that the Department of Finance (Canada) provided in 2012 to the Joint Committee on Taxation of the Canadian Bar Association and the Canadian Institute of Chartered Accountants.

CURRENCY AND EXCHANGE RATE INFORMATION

This Prospectus contains references to Canadian dollars and United States dollars. Accordingly, unless otherwise indicated, all references to “C$” in this Prospectus refer to Canadian dollars and “US$”, “$” or “dollars” refer to United States dollars.

Canadian Dollar and United States Dollar

The following table sets forth the high, low and average daily noon exchange rates for each of the periods indicated, and the last noon exchange rate quoted prior to the end of each period, of one Canadian dollar in exchange for United States currency as quoted by the Bank of Canada.

	Six Months Ended	Three Months Ended	Year Ended December 31
	June 30, 2012	March 31, 2012	2011	2010
High	1.0197	1.0153	1.0583	1.0054
Low	0.9599	0.9735	0.9430	0.9278
Average	0.9943	0.9989	1.0111	0.9709
Period End	0.9813	1.0009	0.9833	1.0054

On August 31, 2012, the noon exchange rate quoted by the Bank of Canada was C$1.00 equals US$1.0139.

The audited annual consolidated financial statements of the Company incorporated by reference herein are reported in United States dollars. Both the audited annual consolidated financial statements of the Company and the unaudited interim consolidated financial statements of the Company incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards (“IFRS”).

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documents incorporated by reference

The following documents filed by the Company with the various securities commissions or similar authorities in the provinces of British Columbia, Alberta, Ontario and Nova Scotia are specifically incorporated by reference herein and form an integral part of this Prospectus:

(a)	the annual report of the Company on Form 20-F for the fiscal year ended December 31, 2011 (the "Annual Information Form");

(b)	the audited annual consolidated financial statements of the Company for the fiscal years ended December 31, 2011 and 2010, together with the notes thereto and the auditors' reports thereon;

(c)	the management's discussion and analysis of financial condition and results of operations of the Company for the year ended December 31, 2011;

(d)	the unaudited interim consolidated financial statements of the Company for the six month period ended June 30, 2012 and 2011, together with the notes thereto (except for the notice of no auditor review of the interim financial statements at page 2 thereof);

(e)	the management’s discussion and analysis of financial condition and results of operation of the Company for the six month period ended June 30, 2012;

(f)	the management information circular of the Company dated May 1, 2012 prepared in connection with the Annual General and Special Meeting of the shareholders of the Company held on June 5, 2012; and

(g)	the following material change reports of the Company filed since December 31, 2011, the end of the Company’s most recently completed financial year:

(i)	dated February 6, 2012 announcing a significant increase in gold resource at Pinson;

(ii)	dated February 16, 2012 announcing the extension of the C$20 million credit facility with Sprott Resource Lending Partnership;

(iii)	dated February 27, 2012 announcing the results of the completed resource estimate for the Reward Gold Project, Nye County, Nevada;

(iv)	dated April 13, 2012 announcing amendments to certain technical disclosure in its Annual Information Form and management’s discussion and analysis for the year ended December 2011;

(v)	dated April 30, 2012 announcing the adoption of a shareholder rights plan by the Company’s board of directors;

(vi)	dated May 22, 2012 announcing the completion of a new technical report for the Briggs Gold Mine, Inyo County, California;

(vii)	dated May 31, 2012 announcing the completion of a technical report for the Pinson Underground Gold Mine, Humboldt County, Nevada; and

(viii)	dated August 28, 2012 announcing the Offering, entering into of the Underwriting Agreement and filing of the Preliminary Prospectus.

All documents of the type referred to in section 11.1 of Form 44-101F1 of National Instrument 44-101, Short Form Prospectus Distributions, filed by the Company with the securities commissions or similar regulatory authorities in the applicable provinces of Canada after the date of this Prospectus, and before the completion of the Offering, are deemed to be incorporated by reference into this Prospectus.

8

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of the Company at Suite 250, 14142 Denver West Parkway, Golden, Colorado, 80401, telephone: 303.278.8464 and are also available electronically at www.sedar.com.

ATNA RESOURCES LTD.

Name and Incorporation

The Company was incorporated under the Company Act (British Columbia) on May 30,1984 and transitioned under the Business Corporations Act (British Columbia) on April 28, 2005. The Company merged with Canyon Resources Corporation (“Canyon”) on March 18, 2008 (the “Canyon Merger”), at which time Canyon became a wholly-owned subsidiary of the Company. The Company’s head and principal office is located at 14142 Denver West Parkway, Suite 250, Golden Colorado, USA, 80401. The Company’s registered office is located at 3000 Royal Centre, 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 3R3.

Business of the Company

The Company commenced operations in 1984. The Company is a mineral resource company engaged in gold production and the development of gold mines in the western US and conducts exploration activities in the search for additional valuable mineral properties primarily in the western US. The Company’s development and exploration efforts emphasize precious metals (gold and silver), but base metals and uranium may also be considered. The Company conducts a portion of its mineral exploration and development through joint ventures with other companies. As a consequence of the Canyon Merger in 2008, the Company’s primary focus shifted from primarily exploration activities to that of increasing value through development of and production at wholly-owned core properties: the Briggs Mine and the Pinson-underground Project, Reward Project, Pinson-open-pit Project, and the Columbia Project. The Company is also in the final stage of reclamation and closure activities of the Kendall Mine in Montana.

Mineral Properties

Pinson Project

The Pinson underground Project is in active development and is located 27 miles northeast of Winnemucca, Nevada, in southeastern Humboldt County. The project site is 35 miles from Winnemucca by road, and is 50 road miles to the northwest of Battle Mountain, Nevada. The project area encompasses approximately 2,545 acres of private lands and federal unpatented mining claims in the Potosi mining district, surrounding and including the historic Pinson Mine..

9

Access to the Pinson Project is provided by a combination of paved interstate and state highway, and well maintained, unpaved private roads. Beginning in Winnemucca, travel east on Interstate 80 for 15 miles (24 km) and turn north at the Golconda exit. Proceed through Golconda to Nevada State Highway 789, and continue 16 miles (26 km) to a fork in the road and the end of the paved surface. The right gravel fork leads to the Ken Snyder Mine and the town of Midas. The Pinson Project is located 4 miles (6 km) north along the left gravel fork, and the Getchell and Turquoise Ridge Mines are 7 miles (11 km) further up the road. The left fork terminates at the Twin Creeks Mine, 15 miles (24 km) north of the end of the pavement.

Winnemucca is the single urban population center in Humboldt County, boasting a population more than 17,000, and is the nearest significant source of mining personnel and resources for operations at the Pinson Project. Winnemucca is a historic ranching community which grew to support regional large-scale mining following the discovery of several substantial gold deposits in the 1980s. A general aviation airport serves the local community, and a variety of logistical support is available from resident businesses. The active, relatively close-proximity Getchell/Turquoise Ridge and Twin Creeks mining complexes may provide an additional source of logistical support and skilled labor.

10

The historic Pinson Mine produced approximately 985,000 ounces (oz.) of gold from 1980 through 1999] by open pit mining. Since 1998, over US$60 million in exploration and development has been spent on the property. Exploration work has identified extensive gold mineralization open at depth along several near-vertical structures and in disseminated zones with potential for extraction by either underground or open pit mining methods . Environmental liabilities associated with historic mining and processing operations at the site are considered minimal. Final permanent closure and reclamation of 1980 to 1999 components are well advanced. Revegetation has been successful and reclamation bonds released on the tailing impoundments and approximately 90% of the non-ore rock storage areas. Long term heap fluid drain down is below 50% of the predicted long term flow rates.

The Pinson Project has been explored by a number of individuals and mining and exploration companies since the late 1930’s. The original discovery on the Pinson Project was made in the mid to late-1930’s, but production didn’t occur until after World War II, when ore from the original discovery was shipped to and processed at the Getchell mine mill. In 1949 and 1950, total production from the Pinson Project amounted to approximately 100,000 tons grading approximately 0.14 ounces gold per ton (opt). In 1971, an exploration group known as the Cordex I Syndicate, drilled 17 reverse circulation drill holes in and around the 1940’s era Pinson pit, confirming low-grade gold values. An 18th step-out hole encountered a 90 foot (ft..) intercept of 0.17 opt. This intercept was interpreted as a subcropping extension of known mineralization northeast of the original pit, and was the basis for delineation of what would become the "A" Zone at the Pinson Project, a 60 ft.by 1,000 ft. shear zone.

During the late 1970’s, the Cordex I Syndicate reorganized into a Nevada Partnership known as Pinson Mining Company (“PMC”), with Rayrock Resources as the project operator, and began production at the Pinson Project. PMC began developing the A Pit in 1980, and produced gold the following year. Production from the B Pit began in 1982. Step-out drilling in 1982-1983 to the northeast of the A Zone intersected two more discrete zones: the C Zone extending east-northeast from the A Zone and the CX Zone extending northeast from the C Zone. Step-out drilling northeast of the CX Zone in 1984 located an apparently independent fault system (striking north-northwest, dipping steeply east) that became the core of the Mag deposit, which went into production in 1987. PMC produced from the CX, CX West and Mag pits into the mid to late 1990’s, until a combination of falling gold prices and erratic mill feed forced closure of the oxide mill in early 1998. Continued attempts to expand production of oxide ore failed, and all active mining ceased on January 28, 1999. In the 1990’s, Homestake Mining Company (“Homestake”) and Barrick Gold Corporation (“Barrick”) became 50%-50% partners in PMC through purchase of minority interests. Homestake and Barrick conducted an exploration program from 1996 to 2000 through PMC, expending some $12 million on the project. In 2003, Barrick acquired Homestake, consolidating its interest in the property and drilled an additional three exploration drill holes.

In August 2004, Atna Resources Inc. (“ARI”), a wholly-owned subsidiary of the Company, acquired an option to earn a 70% Joint Venture interest in the property from PMC, a wholly-owned subsidiary of Barrick, and commenced additional follow-up exploration and development of the Pinson Project. ARI completed its earn-in in 2006 and vested in its 70% interest in the Pinson Project after expending the required $12 million in exploration and development expenditures and PMC exercised its option to “claw-back” into the Pinson Project. This “claw-back” right allowed PMC to earn back to a total interest of 70% in the Pinson Project by spending $30M in additional exploration and development on the property over a three-year period. PMC completed these expenditures in early 2009 and a new mining joint venture was formed with PMC controlling a 70% interest in the venture and ARI a 30% interest. PMC, as the majority interest owner, was the operator of the joint venture.

In September of 2011, ARI negotiated and closed the purchase of PMC’s 70% interest in the core, four square miles of the Pinson Project (Sections 28, 29, 32 and 33, Township 38 North, Range 42 East) containing the historic Pinson Mine and the related mineral resources. PMC became sole owner of 21 square miles of former joint venture land and claims surrounding the four sections of land. As part of this transaction the Company also signed a non-exclusive Ore Milling and Gold Purchase Agreement with an affiliate of PMC allowing the Company, at its option, to process Pinson sulfide ores at Barrick's Goldstrike processing facilities. PMC retained a 10%, net profits royalty on production after the first 120,000 ounces of gold are sold. Exclusive of the qualitative value of the processing agreement and future royalty payments to PMC, the Company paid $27.9 million for the 70% interest in Pinson inclusive of: US$15.0 million in cash, 15 million common shares of the Company, $1.5 million in assumed reclamation obligations, and the net exchange of land. The four square miles of land (roughly 2,545 acres) contains all areas of past gold production and the area of the currently estimated mineral resource.

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Approximately 2,545 acres of fee land, unpatented federal lode claims and leases make up the land package controlled by ARI. ARI controls a 100% interest in the private, fee-simple, lands that make up 1,400 acres of the property through outright ownership, or via mining leases. Additionally, ARI controls a 100% interest in unpatented federal lode mining claims covering an additional 785 acres either by outright ownership or via mining lease agreement and owns an undivided 41.66% interest in unpatented federal lode claims covering an additional 360 acres.

All four sections of land are burdened by underlying net smelter return (“NSR”) royalty interests payable by Pinson ranging from 2.8% to 7.0% interest depending on the land parcel involved. The average NSR payable on the Pinson underground mine will be approximately 6.0%.

The Pinson Project is situated in the Great Basin region of the Basin and Range Physiographic Province. North-south mountain ranges and parallel intermountain basins characterize the area. Elevations in the area range from about 4,000 ft. above mean sea level in the basins (“amsl”), to over 9,000 ft. amsl in the surrounding ranges. The local terrain in the vicinity of the Pinson Project is generally moderate. Local vegetation consists of mixed sagebrush, shrubs and grasses. The climate in the project area is semi-arid, with little rainfall, low humidity, and generally clear skies. Local average monthly temperatures range from about 430F in January to around 940F in July, and annual extremes range from -28°F to 111°F. Average annual precipitation is around 7.82 inches, and most precipitation falls as snow during the winter months. Winter and wet weather conditions occasionally limit access to the project site, but in general, mining operations may be conducted year-round on the Pinson underground Project.

In May 2012, Gustavson Associates, LLC (Gustavson) completed a Technical Report at a level sufficient to support an initial Mineral Reserve estimate for the Pinson underground Project. The Technical Report, titled "NI 43-101 Technical Report, Pinson Project, Humboldt County, Nevada", presents the results of this study in accordance with Canadian National Instrument 43-101 (NI 43-101) Standards of Disclosure for Mineral Projects and Canadian Institute of Mining, Metallurgy and Petroleum (CIM) “Best Practices and Reporting Guidelines”. The effective date of the report is May 18, 2012.

Existing infrastructure at the Pinson Project site includes an office building, dry and warehouse facilities, and a lined stockpile area on surface. Over four thousand feet of underground workings have been completed and four deep de-watering wells were drilled and cased, one of which is currently being operated. Electrical infrastructure suitable for mine operations is installed and two re-infiltration basins and associated pipelines have been constructed to re-infiltrate water produced in mine dewatering into the valley aquifer. A second portal is collared and an underground equipment repair shop has been constructed. ARI currently controls sufficient surface rights for both the surface and underground operations of the Pinson underground Project. In addition to existing infrastructure, ARI is constructing an assay laboratory, and expanding the change house and warehouse. Existing mine roads are sufficient for the proposed trucks and will not need to be upgraded. A portable crushing plant and backfill batch plant will need to be added to the surface infrastructure.

All ore will be processed off site so there will be no need for a tailings storage facility, leach pad, or a processing plant on site. Waste will be sorted and all suitable waste will be used as fill material for backfill. All other waste unsuitable for backfill will be disposed of within the existing pit, which minimizes ground disturbance and has already been permitted for waste disposal.

The Pinson mining district is situated along the Getchell gold trend, on the eastern flank of the Osgood Mountains in the Basin and Range tectonic province of northern Nevada. Brittle extensional tectonics of the Basin and Range resulted in characteristic northerly-trending basins and mountain ranges throughout the state. Complexly thrust, Paleozoic marine sedimentary rocks exposed in the ranges (horst blocks) are commonly intruded by Cretaceous rocks. Both are intruded and capped by Tertiary volcanic rocks. The Preble, Pinson, Getchell, Turquoise Ridge and Twin Creeks mines are collectively referred to as the Getchell Trend and host Carlin-type gold deposits (Twin Creeks, Getchell, and Turquoise Ridge).

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Gold mineralization occurs: in 1) a strongly iron oxide stained, decalcified limestone siltstone collapse breccia within the Lower Comus Formation; and 2) fractured carbonaceous shales and argillites of the Upper Comus Formation, generally following the same fracture structures in the Lower Comus which carry the roots of the Range Front, CX, and CX West zones. These zones are structurally-controlled pods of relatively high grade mineralization on major faults and fault intersections. The Ogee Zone is a near-vertical, pipe-like mineralized area occurring at the intersection of the CX West and Line Hole faults. In the Mag Pit area of the property, mineralization is more disseminated in character with broad areas of modest grade gold mineralization hosted by receptive beds in the Upper Comus Formation.

Past production at the historic Pinson Mine focused solely on oxidized gold ore amenable to open pit mining. Oxidation is extensive in the CX-fault system, affecting the entire length of the structural zone and penetrating up to 1,800 ft. in depth. Oxidation is variably developed in the Range Front fault, but is significantly less extensive along the CX fault. Within the Ogee zone, pervasive oxidation is limited to mineralization above the 4,700-ft. level and is variably mixed oxide/sulfide to the base of current drilling at 3,600 ft. amsl in elevation (approximately 1,400 ft. below the surface). Of the total underground Mineral Reserve estimated approximately 15% is oxidized, while the majority of the estimated near surface open pit Mineral Resource is believed to be oxidized.

Exploration and development drilling on the Pinson Project includes 2,624 drill holes from surface and underground sites for a total of over 1.1 million total ft. of drilling. ARI and PMC completed extensive reviews and quality control analyses of historic drill data to develop a state-of-the-art geologic and analytical database for use in estimating resources. From 1998 through 2006, ARI's and PMC's primary exploration focus was the potential for underground development. Work was completed by PMC from 2006 through 2009 to further develop the underground mineral resource and to evaluate the open pit mine potential of several portions of the property. Due to the detailed record keeping of both ARI and PMC, and a detailed review of QA/QC results, as well as the review process that both companies have performed on data as the project changed hands, Gustavson is of the opinion that the data base is adequate for resource estimation and long term mine planning purposes. Gustavson is of the opinion that development drilling in advance of working phases will be needed to successfully meet ore and metal production targets during production.

PMC Drilling 1970 to 1996

Most holes drilled by PMC between 1970 and 1996 were development holes advanced in and around the existing pit areas. PMC drilled over 1,200 holes within the A, B, C, CX, Mag, CX West, Felix, and Bluebell pit areas. All but nine are either conventional or RC drill holes, and most (778) were drilled vertically. PMC's nine core holes are located in the B, C, CX, and Mag pit areas. These holes were drilled to test stratigraphy, metallurgy, or deep mineralized structures. A nearly complete set of original drill logs is available in the ARI archives maintained at the Pinson mine site.

PMC Drilling 1997 to 2000

Homestake Mining Company (HMC) as the operator of PMC drilled 206 holes on the Pinson Property between 1997 and 2000 as the operator of PMC. Most Homestake drilling (146 of the 206 holes) focused on the CX and Range Front Fault systems, accounting for 134,000 ft. of the total drilled footage. Forty of these holes were drilled either entirely as core, or as RC pre-collars with core tails. The remaining holes, including pre-collared portions of core holes, were drilled by RC methods. All original HMC drill logs are available onsite at the Pinson Project.

PMC Drilling 2003

Barrick Gold as the operator of PMC drilled three holes in 2003 in order to test deep (>3,000 ft.) extensions of the CX Fault zone near its projected intersection with the fault zone of the Mag Pit. This work failed to identify mineralized zones of sufficient size to warrant additional work by Barrick.

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ARI Drilling 2004

ARI's Phase 1 program followed up drilling by both PMC and HMC that identified mineralized zones beneath the CX Pit and along the Range Front Fault. The program included 31 holes, totaling 29,740.5 ft. of combined RC and core, to test previously drilled mineralization in the two primary targets. The program had five objectives:

Improve the grade and thickness of mineralized zones, particularly in regions where drilling was completed solely by reverse circulation drilling.

To develop continuity in the mineralized zones by drilling between known intercepts, particularly in areas where previous drill spacing was greater than 400 ft. apart.

To expand the zones laterally and at depth, and potentially discover additional zones near and adjacent to the principal high grade gold controls in the district.

To obtain rock quality data on hanging wall, foot wall, and mineralized zones to plan future underground exploration, underground reserve definition drilling platforms, and bulk sampling programs.

To evaluate the previously identified targets associated with the Line Hole Anticline.

Of the 29,740.5 ft. of drilling completed by ARI in its Phase 1 program, 13,000 ft. in 13 holes were drilled into the CX Fault zone and 16,740.5 ft. in 18 holes were drilled into the Range Front fault zone. Both the CX and Range Front Faults are northeast striking, southeast dipping faults. Consequently, all of ARI's drill holes were oriented to the west-northwest, approximately 300 degrees azimuth, and angled from 45 degrees to 75 degrees. Coring began between 100 and 200 ft. above the fault zones and terminated usually from 50 to 100 ft. after encountering the footwall zone of the fault.

ARI's area of immediate focus within the CX fault zone and southern portion of the Range Front Fault zone contains numerous shallow drill holes (see Table 10-1), but only 370 drill holes from PMC and HMC actually pierce the fault zones. The majority of holes drilled by historically by PMC within ARI's exploration area either have been mined out, or are too short to pierce the fault structure.

ARI Drilling 2005

Objectives of ARI's second drilling program were to define and delineate measured and indicated gold resources in the higher elevations of the Range Front Fault zone where a 1,000 foot long and 200 to 500-foot high pod of mineralization was partially outlined by ARI's surface program (Figure 10-1). ARI's second phase program was designed to drill the upper Range Front Zone on 100-ft. by 100-ft. centers between the 5,000 ft. and 4,400 ft. amsl elevations. The program utilized a combination of both surface and underground drill stations to delineate the zone.

Surface drilling for the second phase began May 2005 and utilized a combination of RC pre-collars with core tails to drill the fault structures. Drilling completed by ARI in its second round totaled 38,329 ft. of surface RC and core drilling; with an additional 15,349 ft. of core from underground diamond drilling.

Due to the high cost of drilling deep holes from the surface and difficulties resulting from drill hole deviations when targeting 100-foot offsets, a drift was driven in May 2005. Underground drilling began September 2005 after drifting was complete and drill rigs became available.

While drifting to establish the underground Range Front drill stations, a strongly mineralized zone, called the Ogee zone, was intersected by the drift. Channel samples from the drift ribs averaged 0.55 opt gold over 34 ft. This zone, due to its potential economic significance, prompted new plans to drill holes on 75-foot centers to define and expand this potential resource. Drilling in the Ogee zone started November 2005 when the decision was made to alter the Range Front underground drill plans. Underground crews completed 15,349 ft. of core drilling in the Ogee, CX West, and Range Front targets during the second phase of ARI's exploration program.

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Four drilling contractors completed this work. QA/QC for drill sample protocols and procedures for both phases of drill activities are identical and are described in Section 11 of this report. Readers are referred to the December 2005 43-101 Technical Report for details of the QA/QC program carried out in ARI's initial drilling program at the Pinson Project and to the June 2007 Technical Report for the QA/QC program carried out in the second phase of work.

PMC Drilling 2007

Surface exploration and development drilling began August 2007 with one Eklund reverse circulation rotary drill and a Major Drilling core rig. Targets were tested along the CX and Range Front Faults, Ogee zone, the HPR104 area and the Summer Camp resource area to the south of the Summer Camp pit (on the adjacent Turquoise Ridge joint venture property). Twenty-seven (27) surface holes were completed during the 3rd and 4th quarters of 2007. Nine reverse circulation pre-collared holes were completed with core tails in early 2008. Results were generally disappointing with only thin, subeconomic zones of underground mining gold grades being intersected along the CX and Range Front Zones. After detailed review of the program most of these holes targeted pierce points through the CX & Range Front Faults zones which were outside the ARI defined grade shells utilized in the June 2007 resource estimate (file and SEDAR in June, 2007).

2008 PMC Drilling Program

The 2008 surface exploration drill program started early January 2008 with three core drills and one RC drill working north of the CX West Pit area. Diamond drilling focused on completing core tails of pre-collars completed in 2007 and one deep test of the Getchell Fault system north of the Pinson Mine over a gravity MT feature. RC drilling focused on drilling additional pre-collars for core tails in the area north of the CX / CX West pits.

Surface core drilling of these targets was completed in April. RC drilling continued, primarily focused on drilling pilot holes for potential dewatering well locations. Underground exploration commenced in April when SMD was contracted to rehabilitate the existing underground workings and drive exploration headings into the Ogee and CX zones. SMD supplied one underground RC drill for closely-spaced definition drilling, and Connors Drilling was contracted to conduct underground core drilling. The SMD contract was terminated in May and the RC rig was demobilized from the property. Connors Drilling remained onsite, and supplied a second core drill in mid-July. Both underground drills continued to operate through mid-December, testing the Ogee zone (approximate 50' centers) and more widely-spaced drilling in the Range Front Zone. Gustavson believes that the spacing is appropriate for the resource classification and supports this current analysis.

A surface drilling campaign was designed to replace a substantial number of the suspect holes (holes where significant potential for down-hole contamination of the RC samples was judged to exist) in key areas of the resource. Surface drilling was initiated late August with one RC drill using cased pre-collars and one core drill. A second core drill was mobilized to the site in mid-September. A third surface core drill completed one deep test of a structural target (Mag Fault - Delaney fault intersection) south of the resource area in September.

One additional RC drill remained on site, completing nine water monitor wells - these holes were also logged and sampled. The drilling program was suspended on December 15 and all drilling equipment was out of the mine area by early January 2009.

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HPR104 Area

Eight holes were drilled north of the Pinson resource area to evaluate early PMC drilling designed to test the intersection of the Range Front and Line Hole Faults. Initial drilling did not reproduce the thick low grade intercept from the HPR104 RC hole. A second series of core holes did hit thin higher grade mineralization. BPIN008C intercepted 21.5 ft. grading 0.620 opt at a depth of 1,378 ft. Mineralization appears to be structurally controlled by the intersection of the north northeast Line Hole Fault and the upper/lower Comus contact ~ 900ft. northeast of the Ogee exploration drift.

Deep Exploration Targets

Two deep drill holes were completed on the Pinson Property in 2008. BPIN010 was collared roughly one mile north of the Pinson resource area, with the goal of drilling through the lower Comus Formation proximal to bedrock structures interpreted from the 2006 gravity data. BPIN010 was drilled to a depth of 2,845.5 ft. and bottomed in upper Preble Formation. Assay results were negative. BPIN011A was drilled southeast of the Pinson Mine area to test the projected intersection of the Mag and Delaney faults beyond the metamorphic halo of the Osgood stock. The hole was terminated at 2,778 ft. in upper Comus argillite and shale. Core chip sample assays show a 60 ft. interval of low grade gold (0.029 opt) at a depth of 1,440 ft. in silicified upper Comus claystone and shale. Half split core samples were submitted for analysis of the entire hole and indicate narrow zones of mineralization associated with decalcified and pyritized sediments.

Summary of Drilling

Drilled By	# of Holes	Total Footage	Average Depth
PMC (Homestake)	206	236,255.0	1,147
OTHER (PMC or Others)	2,119	1,072,320.0	395
ARI-surface	88	68,069.6	774
ARI-underground	48	15,349.0	320
PMC (Barrick) -surface	103	91,892.0	892
PMC (Barrick) - underground	60	20,686.0	345
Total	2624	1,504,572.0	573

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Commencing in May 2005, Small Mine Development of Boise, Idaho, was contracted by ARI to drive exploration drifts, crosscuts and develop drill stations to carry out ARI’s further evaluation of the Range Front resource area. The Range Front and CX resource areas were outlined in ARI’s initial program and covered in detail in an NI 43-101 Technical Report entitled “Technical Report on the Pinson Gold Property, Humboldt County, Nevada (April 2005, revised December 2005). ARI updated the resource and filed an updated Technical Report on SEDAR in June 2007 reflecting all work completed during its work from 2004 through 2006 (Updated Technical Report on the Pinson Gold Property, Humboldt County, Nevada, June 1, 2007).

The underground work developed 1,988 ft. of 14-ft. by 16-ft. adit, 378 ft. of decline, and six diamond drill stations. A small minability test was carried out on the new Ogee zone to evaluate the potential conditions of future stopes extracting about 400 tons of material. In general, the test showed the possibility of drift and fill as a mining method.

Drifting encountered two rock types with variable rock quality and stability underground. The primary lithology encountered is the lower Ordovician Comus Formation limy sequence. This unit is variably metasomatized to marble, wollastonite, garnet and idocrase and is also the principal host unit for gold mineralization at the Pinson Property. Where cut in the underground workings, this unit is very competent and has a very high stability in both the ribs and back of the workings. The second lithologic unit encountered is the upper Ordovician Comus Formation shale sequence. This rock unit ranges in rock quality from good to very poor. The majority of the upper Comus shale is moderately competent requiring some ground support in the back and along the ribs. However, where the shale is cut by late pre-mineral and/or post-mineral faults, the ground conditions degrade rapidly and ground support is required in areas of extensive shattering of the shale by high angle faulting.

The vast majority of the mineralization outlined in ARI’s work, including the Ogee zone mineralization, is hosted in the lower Comus limy sequence where ground conditions were found to be good to excellent. Test mining of the Ogee zone, where mineralization crossed the adit, successfully extracted several rounds of muck requiring little or no ground support. A total of 300 to 400 tons of mineralized material were removed from a 14-ft. by 16-ft. drift and stockpiled for later processing. The small test mining effort indicates that a portion of the mineralization is likely to be able to be mined by open stope methods rather than drift and fill which, if used in practice, will significantly reduce mining costs within the Ogee zone.

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Mineralization within the Ogee zone at the adit level (4,780-ft. level) is hosted by decalcified siltstone and shale of the lower carbonate rich section of the Ordovician Comus Formation. The rocks are locally brecciated by both faulting and karst development along and adjacent to the high-angle fault zones which focused mineralizing fluids. Gold mineralization is associated with strong iron oxide after pyrite and elevated arsenic after realgar and arsenian pyrite. Gold values in continuous channel samples in the adit ribs returned weighted average assays of 0.682 opt gold over 34 ft. from the north rib and the 0.470 over 35 ft. from the south rib.

Ground conditions in the Range Front Zone were not evaluated during this phase of drifting; however, ground conditions within the Range Front Zone are anticipated to be similar to those present at the Getchell Mine to the north and are expected to be exploitable by underhand drift and fill stoping methods. In 2008, roughly 693 ft. of new development drifting was constructed and significant geologic data was acquired.

Muck samples were collected as mining advanced through projected fault zones. Muck samples were assayed by the Barrick lab at Turquoise Ridge. The 0.005 opt wire frames created for the October, 2008 resource evaluations were used as a guide for stockpiling and sampling rounds. No underground mineable grades were established by these samples as the highest gold value returned from these samples was 0.034 opt.

Trenching and Channel Sampling

ARI took underground channel samples of 14 ribs in the Ogee zone, as summarized in the table below, and collected an additional 74 rib and face samples that were sent out for assay. Assays from these samples indicate that no ore-grade mineralization was mined except where the main drift passed through the Ogee zone on the 4,770 ft. elevation.

OGEE ZONE CHANNEL SAMPLE ASSAYS
Sample No.	From (feet)	To (feet)	Length (feet)	Gold oz/ton (gram/tonne Au)
NORTH RIB
RFUG-055	76	81	5	0.144 (4.94)
RFUG-056	81	85	4	0.445 (15.26)
RFUG-059	85	88	3	0.274 (9.39)
RFUG-061	88	93	5	1.448 (49.65)
RFUG-063	93	97	4	0.176 (6.03)
RFUG-064	97	101	4	0.739 (25.34)
RFUG-067	101	110	9	0.996 (34.15)
Weighted Average			34	0.682 (23.38)
SOUTH RIB
RFUG-081	77	80	3	0.106 (3.63)
RFUG-082	80	83	3	0.065 (2.23)
RFUG-083	83	93	10	1.082 (37.10)
RFUG-084	93	96	3	0.894 (30.65)
RFUG-086	96	99	3	0.355 (12.17)
RFUG-087	99	107	8	0.028 (0.96)
RFUG-088	107	112	5	0.228 (7.82)
Weighted Average			35	0.470 (16.11)

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The exploration/development drilling database, upon which the resource and reserve estimates have been made, is of high quality and has been the subject of numerous rounds of scrutiny by Barrick, Homestake and the Company. Sampling was conducted at the drill or in the core logging area consistent with industry standards at the time of the work and meets or exceeds current “best practice” standards. Rotary drill samples were collected using a rotary splitter at 5-foot intervals at the drill in pre-numbered cloth sample bags with duplicate samples taken every 20th sample. Core samples were taken at drill-run breaks, lithology and alteration changes and never exceeded 5 ft. in length. Once samples were bagged for shipping, samples were stored in pallet bins within a secure area of the project site and picked up directly by the independent, ISO certified, assay laboratories sample pick-up vehicle. Transmittals verified the transfer of responsibility for the samples and all sample preparation and analysis was completed by the third-party analytical laboratory. Gold assays were determined by standard 1 assay ton, fire assay methods with either an atomic absorption or gravimetric finish (dependent upon the grade of the sample). Both Barrick, Homestake, and Atna’s drilling and analytical work included rigorous Quality Assurance and Quality Control protocols (QA/QC). These included inclusion of blind certified gold analytical standards and blanks inserted into the sample streams at a rate of 1 blank per every 20 samples and 1 certified gold assay standard per every 20 samples. The results of these QA/QC data were monitored closely by the qualified person(s) on the project and reassays were conducted when the results were beyond two standard deviations of the expected values. Additionally, duplicate assays and duplicate samples were analyzed to monitor for variations beyond normal and customary analytical variability.

The estimated mineral resource at Pinson is divided into two parts. One part is lower grade, more disseminated and near surface; and is suitable for exploitation by surface mining methods. The other is higher grade, with tight structural control and amenable for exploitation underground. The effective date of this Mineral Resource estimate is February 6, 2012.

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Open Pit Mineral Resources (Imperial)

Cut-Off Gold opt	Tons	Measured Gold opt	Contained ounces Au	Tons	Indicated Gold opt	Contained ounces Au	Tons	Measured + Indicated Gold opt	Contained ounces Au	Tons	Inferred Gold opt	Contained ounces Au
0.005	26,291,100	0.029	770,700	5,123,000	0.050	255,600	31,414,100	0.033	1,026,300	1,035,200	0.029	29,900
0.010	21,158,900	0.035	732,000	4,307,400	0.058	249,600	25,466,300	0.039	981,700	824,400	0.034	28,300
0.015	16,999,400	0.040	681,000	3,652,700	0.066	241,500	20,652,100	0.045	922,600	659,000	0.040	26,200
0.020	13,988,700	0.045	628,500	3,198,500	0.073	233,800	17,187,300	0.050	862,200	531,600	0.045	24,100
0.025	11,474,200	0.050	572,200	2,837,000	0.080	225,700	14,311,200	0.056	797,900	426,800	0.051	21,700
0.030	9,338,900	0.055	513,500	2,495,100	0.087	216,200	11,834,000	0.062	729,700	356,800	0.055	19,800

Underground Mineral Resources (Imperial)

Cut-Off Gold opt	Tons	Measured Gold opt	Contained ounces Au	Tons	Indicated Gold opt	Contained ounces Au	Tons	Measured + Indicated Gold opt	Contained ounces Au	Tons	Inferred Gold opt	Contained ounces Au
0.100	3,037,200	0.257	781,700	2,516,000	0.266	668,400	5,553,300	0.261	1,450,100	4,204,900	0.269	1,129,500
0.150	2,244,000	0.304	683,100	1,719,700	0.332	570,900	3,963,700	0.316	1,254,000	3,013,500	0.326	982,800
0.200	1,619,100	0.355	575,000	1,300,700	0.383	498,000	2,919,800	0.368	1,073,000	2,236,200	0.378	845,900
0.250	1,171,900	0.405	474,900	934,300	0.444	415,000	2,106,200	0.423	889,900	1,722,800	0.424	730,600
0.300	828,700	0.459	380,700	606,600	0.534	324,000	1,435,300	0.491	704,700	1,253,500	0.480	601,200
0.500	206,100	0.715	147,300	291,500	0.701	204,200	497,600	0.706	351,600	481,600	0.617	297,100

NOTE: (1) Mineral resources include mineral reserves.

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Inferred resources are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

Reserves have been estimated only on the underground resources. A mine plan was developed using a 0.2opt cut-off grade and a minimum stope drift size of 10ft. by 10ft. in order to determine reserves. Mineral reserves are classified as proven and probable material contained within the ultimate pits, and summarized using measured and indicated resource classifications. The following table shows the summary of mineral reserves of the underground ore zones. The effective date of this mineral reserve estimate is May 18, 2012.

Underground Mineral Reserves

Reserve Summary at 0.2 OPT Cut-Off
	Proven			Probable			Proven + Probable
Zone	Ounces	Tons	Grade opt	Ounces	Tons	Grade opt	Ounces	Tons	Grade opt
Ogee Zone	128,200	313,300	0.409	97,300	283,400	0.343	225,500	596,700	0.378
Linehole	0	0	0.000	61,000	112,200	0.544	61,000	112,200	0.544
Range Front	96,900	286,900	0.338	88,200	257,400	0.343	185,100	544,300	0.340
Adams Peak	93,400	273,800	0.341	11,800	39,400	0.299	105,200	313,200	0.336
CX Zone	51,600	136,600	0.378	16,200	43,600	0.372	67,800	180,200	0.376
Total	370,100	1,010,600	0.366	274,500	736,000	0.373	644,600	1,746,600	0.369

The cut-off grade uses the economics to determine the grade above which the material will be profitable. The cut-off grade for the sulfide ore is 0.21 opt at an average payable recovery of 86% and 0.19 opt for the oxide ores. The processing fee for oxides is included in the percentage payable table based on grade and was back-calculated using the average oxide grade, the average test recovery, and the study average gold price. Recoveries used for calculating the oxides were 89.5% with an average grade of 0.37 opt and an average payable of 74%.

Cut-Off Grade Calculation
Parameter	Unit	Oxide	Sulfide
UG Mining	$/t	$134.89	$134.89
Surface Operations	$/t	$4.98	$4.98
Transport to Mills	$/t	$5.61	$23.34
Sulfide Process Charge	$/t	$0.00	$80.00
Utilities	$/t	$7.11	$7.11
G&A	$/t	$18.90	$18.90
Subtotal	$/t	$171.48	$269.21
Real Cost Oxides	$/t	$74.36	$0.00
Total Cash Operating Costs	$/t	$245.84	$269.21
Cut-Off Au	opt	0.19	0.21

The proposed underhand cut and fill stoping method for the Pinson underground Project consists of mining 10 ft. high slices in a 70 ft. thick block. The 10 ft. height was chosen as a conservative dimension to ensure good roof control and dilution minimization. The widths of the ore bodies at the Pinson underground Project vary from approximately 40 to 100 ft. and are 50 to 450 ft. long. The vertical dimension can extend continuously for several hundred feet. The slices will be mined by driving 10 ft. wide drifts in the upper cut and 12 ft. wide drifts in the lower cuts. These widths are expected to be within the span limitations of the ore.

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Stope mining will begin once the Ogee ramp has been developed to the first stope level Production in 2012 will not exceed 36,500 tons of ore due to permit limitations. The project is substantially on schedule for initial ore production in the fourth quarter 2012. The following table shows the annual production for the life of the Pinson underground Project. By the end of 2013, the mine is at full production with 6 stopes being mined. It is possible to have 6 stopes mined concurrently through 2017.

Life of Mine Production
Year	Tons Mined	Grade OPT	Ounces	Payable Gold oz
2012	36,500	0.324	11,800	5,500
2013	259,700	0.387	100,400	88,300
2014	335,300	0.380	127,100	108,200
2015	346,000	0.392	135,600	116,600
2016	314,600	0.332	104,400	89,500
2017	311,000	0.369	114,500	96,300
2018	145,700	0.349	50,800	44,000
Total	1,748,800	0.369	644,600	548,400

Ore will be crushed and separated into either an oxide or sulfide stockpile. Ore will be shipped offsite where a third party will process all ore. ARI currently has contracts in place to sell its oxide ore and to process its sulfide ore with a third party. ARI will be paid for the sale of its oxide ore and by the sulfide ore processors based on a sliding scale indexed to head grade. In addition to the sliding pay scale, ARI will incur a treatment charge estimated to be approximately $80 per ton for all sulfide ore.

Capital costs for the Pinson underground Project include: mine development, ventilation and electrical equipment, surface equipment, surface facilities, and working capital. Capital costs were estimated based on quotes received by ARI and from Info Mine USA Cost handbook. The applicable Gustavson qualified persons have reviewed and approved this cost information for purposes of estimating capital costs. The following table shows the summary of the total estimated capital costs over the life of the mine.

Summary of Capital Cost Estimates
Operation	Total Costs	$/Ton of Mined Ore
Underground Mine Development	$55,600,000	$31.83
Ventilation Development	$8,366,000	$4.79
Underground Capital	$3,295,000	$1.90
Surface Equipment	$2,220,000	$1.27
Surface Facilities	$2,292,000	$1.31
Bonding	$480,000	$0.27
Total	$72,253,000	$41.37

Operating costs for the mine include: mine production for upper and lower cuts, sub-level development, remuck development, stope development, mine backfill, surface operations, transport of ore to the mill, processing costs, basic utilities, and G&A. Costs were estimated based on quotes from mining contractors, processing mills, local utility rates, ARI, and InfoMine USA Cost Estimating Handbooks. The applicable Gustavson qualified persons have reviewed and approved this cost information for purposes of estimating operating costs. All underground mine development and production mining will be done by a contract miner. All surface operations including primary crushing, material handling, loading and backfill production will be done by ARI. Haulage of ore to the mill will be contracted out to a trucking company. ARI will not have their own processing mill, and all milling and processing will be done by a third party.

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Summary of Cash Operating Cost Estimates
Operation	$/Ton of Mined Ore
Production Mining	$135.00
Surface Operations	$4.98
Transportation2	$21.39
Processing3	$80.00
Utilities	$9.07
G&A	$18.90
Total	$269.34

(1) Costs calculated on total tons mined

(2) Oxide transport cost $5.61 per ton, sulfide $23.34 per ton

(3) Processing costs only apply to sulfide ore

Surface operating cost estimates were based on machine operating costs contained in the Info Mine Handbook and labor costs based on current wages that ARI pays its personnel. Surface operations include crushing of the run of mine ore, stockpiling, and loading processed ore into haul trucks to be delivered to the mill. Estimated surface operating costs are approximately $4.98 per ton of ore.

The decision to develop the Pinson underground Project is not based on a comprehensive "feasibility study" within the meaning of NI 43-101. As such, although mineral reserves have been estimated for the Pinson underground Project in accordance with NI 43-101, there may be increased uncertainty concerning the economic and technical viability of the Pinson underground Project, including for example, the potential for increased capital and operating costs.

The Base Case for the Pinson Project envisions underground mining, minimal crushing, and off site processing of oxide and sulfide ores of 1.75 million tons with an average grade of 0.37 opt gold. The economics include Nevada Net Proceeds Tax, royalties, and third-party revenue/cost sharing for the 32 North ½ CX Zone. The model does not include Federal Taxes.

Economic analysis of the Pinson Project, at a gold price of $1,300 per oz, estimate a net present value (“NPV”) @ 5% of $91.1 million using a 0.20 opt mining cut-off grade. This yields an estimated internal rate of return (“IRR”) of 102.6%. The project is projected to have a total mine life of 7 years with a payback in 2.2 years at a gold price of $1,300 per oz. Approximately 644,500 oz of gold are projected to be mined and 548,400 oz of gold recovered and produced. The project’s cash operating cost is projected to be $829 per oz of gold. The gold price used in the economic analysis ($1,300 per oz gold) is the three year trailing average as of the end of March 2012.

Economic Summary (Estimate)
Gold Price $/opt	$1,300
Total Au Oz	548,400
NPV 5%	$91,134,915
NPV 10%	$72,065,062
IRR	102.6%
Payback (yrs)	2.2
Cash Cost/Oz (operating)	$829

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Economic Sensitivity Table
Gold Price		$1,300	$1,500	$1,700
IRR		103%	171%	239%
NPV 10%	(Million)	$72	$129	$185
Payback (years)	(Years)	2.2	1.6	1.4
Cash Operating Cost (C1)*	($/oz)	829	829	829
Total Cash Cost (C2)*	($/oz)	935	972	1,010
Full Cost (C3)*	($/oz)	1,067	1,104	1,142

* Gold Institute Cost Standards

C1: Total direct costs of production

C2: Includes royalty payments and Nevada Net Proceeds Tax

ARI and the Pinson Project operate under a myriad of State, Federal and local regulatory programs administered by several agencies within each jurisdictional area. The Pinson Project is currently permitted to operate under a small mines permit which limits extraction of ore to 36,500 tons per year. The Company began redevelopment of the mine based on this permit in the fourth quarter of 2011. The following table sets out all of the permits that the Company has obtained in relation to the Pinson Project.

Pinson Project Existing Permits
Permit	Permit Number	Agency
Class III Air Quality Operating Permit (AQOP)	AP1041-2072.01	BAPC
Class II SAD Permit AQOP	AP1041-1091.02	BAPC
Groundwater Infiltration	WPCP NEV2005102	BMRRR
Permit for Exploration	WPCP NEV2005103	BMRRR
Closure of Previous Surface Mining Operations	WPCP NEV0089002	BMRRR
Private Lands	Reclamation Permit 0242	BMRRR
Private Lands	Reclamation Permit 0047	BMRRR
Public Lands - Historic Open Pit	NVN-064101 (N24-83-004P)	BLM
Resource Conservation and Recovery Act	NVD099530966	US EPA
Water Diversion Rights	9,853 acre feet	Deeded Rights
Water Consumptive Rights	1,149 acre feet	Deeded Rights
Nevada Mining Storm Water General Permit	Site ID MSW-266	BMRRR
Small Capacity Septic System	Permit No. LOA05SCS0049	BMRRR

Bureau of Air Pollution Control (BAPC)

Bureau of Mining Regulation and Reclamation Regulation Branch (BMRRR)

Federal Bureau of Land Management (BLM)

United States Environmental Protection Agency (EPA)

Pinson has received notice from the Nevada Division of Environmental Protection that modification to its Water Pollution Control Permit to increase to a large scale facility producing up to 400,000 tons of ore per year is administratively complete. The Department has begun their technical review for final approval. No federal permits are required for this increased production rate.

On July 20th, 2012 the Company received Notice of approval of the Class II Air Quality Operating Permit from the Nevada Division of Environmental Protection. This permit covers the operation of an ore crushing facility, a crusher facility for aggregate for backfill, a shotcrete plant, a backfill plant and an assay laboratory.

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Atna has substantially completed the process of transferring the various operating and reclamation permits associated with Pinson from the name of PMC to the name of ARI. Associated with these permits is approximately $1.9 million in reclamation bonding. Atna has provided the State of Nevada with approximately $0.6 million of this bonding, and expects to provide the balance of approximately $1.3 million in late-2012 or early-2013 in conjunction with the transfer of the remaining permits.

Following completion of underground mining operations at the Pinson Project those facilities related to the underground mining component of the project will be closed under final permanent closure plans approved by BMRRR. Closure operations will include removal from all equipment and supplies from underground workings, removal or treatment of any hydrocarbon contaminated materials and sealing of the three portal openings by backfilling openings with non-ore rock. All equipment will be removed from the surface of the CX pit and dewatering wells will be plugged and abandoned in accordance with Nevada Administrative Code (“NAC”) 534 regulations. Hydrocarbon contaminated soil will be excavated and transported offsite for disposal. Surface concrete will be rubbleized. A final pit lake will form in the CX pit with an anticipated final surface water level of approximately 4,790 ft. amsl. The lake is predicted to be a hydrologic sink with annual groundwater and surface water inflow exceeded by annual evaporation from the surface of the lake. Post-closure monitoring will occur as required by WPCP NEV2005103 for a minimum of five years.

Atna has retained a strong senior management team for Pinson and that team is actively managing development and operations. A mining contractor, DMC Mining Services ("DMC"), is providing contract mining services. Three operating crews are presently employed working two 10 hour shifts, seven days per week.

On July 25, 2012, the Company announced that it had completed construction of the secondary access into the mine, meeting Mine Safety and Health Administration safety requirement to begin the production of ore. Completion of this access now allows the continued development of the spiral decline into the mine. Development of ore mining areas will be conducted from the decline with the goal of achieving gold ore production in the fourth quarter 2012. An underground chamber for installation of the primary ventilation fans and air door lock was constructed as part of the secondary access. Ventilation doors and the main fans will be installed in the near future.

The workings are de-watered using an existing deep de-watering well. Three additional wells have been drilled and the Company has pumps and related equipment on hand to put two of these wells into operation. Pumps and the second dewatering well will be installed during the month of September 2012. Water is currently being discharged into two existing rapid infiltration basins and a third basin has been permitted for construction. In addition, site electrical systems to support underground tunneling and ventilation operations have been upgraded, and construction of a lined stock pad for the stockpiling of future mined sulfide ores is planned to be completed in the fourth quarter of 2012.

On June 20, 2012, Pinson shipped a bulk sample of 1,553 tons of oxide ore to a third-party processor for a trial process run. This ore had an average process grade of 0.353 ounces per ton, from which 92.6% of the gold was recovered in the plant. No deleterious elements beyond normal were identified. Pinson netted approximately $0.6 million from this sale, which was credited against capital development. On the basis of this test run, a longer term oxide processing agreement is being negotiated. Oxide ore is believed to constitute approximately 10% to15% of the total ore reserve at Pinson.

Approximately $20 million in development costs for Pinson have been budgeted for 2012. The Company expects to mine up to 36,500 tons as allowed under current permits to produce 10,000 to 15,000 ounces of gold in 2012. This production is budgeted to occur primarily in the fourth quarter of 2012. As of December 31, 2011, Pinson’s property plant, mine development, and mineral interests had a carrying cost of $29.9 million, net of $0.1 million in accumulated depreciation.

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Reward Project

The Reward Project, located on approximately 2,213.8 acres, is in Nye County, Nevada, centered about seven miles south-southeast of the town of Beatty, on the west slope of the Bare Mountains. Access is gained via state highway 95 to the site access road turnoff followed by a two-mile gravel access road. The various mineral properties which define the Reward Project area lie within sections 1, 2, 3, 10, and 11 of Township 13 South, Range 47 East, and sections 33, 34, and 35 of Township 12 South, Range 47 East, all referred to the Mount Diablo Baseline and Meridian. The Company holds eight placer claims and 14 unpatented lode claims under four mining leases, which expire in 2024 and 2025. The Company also owns 99 unpatented claims and six patented claims. The leases and patented claims each carry a 3% NSR royalty.

The property history below was largely complied by CAM (2006), based on Eliopulis (1996) and earlier sources. Like many properties in the western US, the Reward Project has been explored by a long succession of groups, as discussed below and as summarized in the table below. Production from the property has been very minor, and poorly documented.

The mining property presently known as Reward probably assumed its name from a claim located in the late 1950's as there is no specific reference to a "Reward" mining camp in the literature. The earliest recorded prospecting at Reward probably dates to 1913 when gold was discovered at the adjacent Gold Ace property (Kral, 1951). Of the few shallow prospects at Reward, the most extensive is the 150-foot long Good Hope adit located near north end of the Hardway claim. Kral's (1951) description of the Arista mine, credited with shipping 1.25 tons of ore grading over one ounce per ton gold just before World War II, matches that of the Good Hope adit where a small glory hole and underlying raise were worked.

The Reward Project remained idle until 1957 when the claims Reward, Sunshine, Good Hope and Hardway (in 1962) were staked. Over the next 15 to 20 years few physical improvements were made on the claims, while ownership passed to Messrs. Webster and Burt (Barrick’s “Webster lease”). Ownership also changed hands several times on the adjacent Gold Ace property before purchase in 1980 by TECO, Inc. (Barrick's “TECO lease”).

In 1976, Galli Exploration Associates (“GEXA”) acquired an option on the Webster-Burt land and conducted minor road construction and improvement over the following ten years. In the mid-1980's, St. Joe American Corp. carried out an extensive sampling program on the Gold Ace property in conjunction with their exploration program in the Bullfrog mining district. In 1985, GEXA staked ten unpatented lode claims peripheral to the Webster-Burt ground.

The first known drilling on the property began in 1987, when Homestake Mining Company leased the TECO lands. Homestake drilled two vertical holes near northwest and southwest edges of the Webster-Burt ground as part of a four-hole, 1210-foot rotary program (HMC 1 to 4), which probed pediment gravels for a large-tonnage conceptual target. Drill results from the four wide-spaced holes were negative.

Drilling at Reward proper began in late 1987 intermittently through 1989 by Gexa Gold Corp., successor to Galli Exploration Associates, who completed 16 reverse circulation drill holes (R-1 to R-15 and R-12A) for an aggregate of 3,037 feet (Bybee, 1990). GEXA's drilling documented gold mineralization along the north-south trending Good Hope-Reward vein/fault system, across some 1600' strike, which constitutes the present Reward gold resource "north of the saddle.” This portion of the Reward gold resource is referred to as the Good Hope zone in certain reports.

During these same years, 1988-1989, Pathfinder Gold Corporation acquired an option on the TECO ground, portions of which overlie the southerly gravel-covered projection of the Reward fault, south of the Webster leased ground. Pathfinder drill-tested these fault projections and added several holes along drill fences between south Reward and south Gold Ace. A total of 33 reverse-circulation holes and one partial core hole (GA88 -1 to 88-22 & GA89 -1 to 89-11) were drilled, totaling 13,841 feet (Turner, 1991). Nine of these holes, located along the south Reward fault projection intercepted mineralization with values in excess of 0.010 oz per ton Au, but intercepts were narrow and continuity could not be demonstrated.

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Pathfinder joint-ventured their interest in the TECO lease to Cloverleaf Gold Inc. in 1990. Cloverleaf completed 49 shallow reverse circulation holes (GA - 1 to GA - 49) for 9075 feet. All but five Cloverleaf holes were targeted on historic mine workings at Gold Ace. Results were spotty, characteristic of the narrow, erratic, podiform, structurally-controlled replacement mineralization of the Gold Ace areas. Cloverleaf surrendered their interest back to Pathfinder in 1990.

In 1991, the availability of an option on the Reward Project from GEXA influenced Pathfinder's decision to reevaluate Gold Ace in conjunction with a program at Reward. Pathfinder proceeded to acquire the Reward Project, stepped off south of the 1987-89 GEXA drill pattern, and drilled into the present Reward gold resource south of the saddle, on the Hardway, Reward, Bullmoose #3A and #4 claims). Pathfinders's 1991 program on both properties resulted in 17 holes (GA 91-1 to 91 -17) for an aggregate of 8,300 feet of reverse circulation drilling. Following this work, Pathfinder surrendered all leases and withdrew from the district, having identified the southern half (Reward zone) of Barrick's Reward gold resource as well as having identified interesting gold mineralization on the TECO claims south of the historic Gold Ace shaft (Eliopulos, 1996).

In 1992 US Nevada Gold Search (USNGS), a joint venture consisting of Siskon Corp., N.A. Degerstrom Inc., and US Precious Metals (successor to GEXA), assumed GEXA's position at Reward. At that time USNGS was operator of the Mother Lode mine located on the northeast side of the Bare Mountains some 5 air miles northeast of Reward. USNGS drilled 7 reverse circulation holes (R - 16 to R - 22) for 2,119 feet, all of which intersected mineralization along the Reward fault. USNGS conducted no further work on the property.

Barrick's entry to the Reward and Gold Ace properties began in 1990 when Bond Gold Exploration Inc., operators of the Bullfrog gold mine, acquired an option from Pathfinder Gold on the Gold Ace property. Bond began their exploration program with airborne geophysics but the work was curtailed abruptly by Lac Minerals' acquisition of Bond. The lease on Gold Ace was surrendered back to Pathfinder.

In 1995, USNGS sold the GEXA lode claims and assigned the Webster lease to Barrick Gold Inc., who by 1994 had acquired the assets of Lac Minerals. In 1995, Barrick also engaged in other work relating to Reward include:

•	negotiated a mining lease with TECO, Inc. on the Gold Ace ground
•	staked 94 lode claims along extensions of the Reward and Gold ACC zones
•	drill-tested five peripheral targets (Ohm, Ted's Landing, Orange Quartzite, South of Ollies, and Southeast Gold Ace)
•	completed 66 reverse-circulation holes for 24,535 feet as in-fill drilling

In 1998, Rayrock Mines, Inc. acquired Barrick’s property and began permitting of the Reward Mining property. In early 1999, Rayrock was acquired by Glamis Gold, Ltd. of Reno, Nevada. During 1998-99, 80 reverse-circulation holes (RE-001 to RE-79, including RE-026A) were drilled by Marigold Mining Company, an affiliate of Rayrock and Glamis at the time.

Glamis initiated the permitting process for eventual production. To provide consistency, Rayrock Mines, Inc. was used as the permitting corporate entity throughout the permitting process. However, falling gold prices led to suspension of the project.

From 2000 to early 2004, the property was essentially dormant, during a period of low gold prices.

As discussed in previously, Canyon acquired the core parts of the Reward Project through agreements in 2004. By the end of 2006, nearly all the current parcel had been assembled under Canyon’s ownership or lease. Canyon undertook reverse-circulation drilling in 2006 and a limited diamond drilling program in early 2007.

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The Company continued the development and exploration drilling in 2011 with the completion of 15 reverse-circulation rotary holes. The results from of this latest round of drilling are incorporated into the Technical Report titled “NI 43-101 Technical Report, Reward Gold Project, Nye County, Nevada” dated June 29, 2012 with an effective date of December 31, 2011.

Canyon contracted Chlumsky, Armbrust & Meyer to complete a preliminary assessment of the mineral Resources, and later a prefeasibility study on the project (CAM, 2006). CAM estimated an Indicated tonnage of 6.88 million short tons averaging 0.0254 ounces per ton in the Reward and Gold Ace zones. Contained within this tonnage was a diluted Probable Reserve, which at a gold price of $400/oz (no silver values taken) totaled 2,610,066 tons averaging 0.0314 ounces-per-ton (opt) gold. There was no Proven Reserve. CAM’s (2006) estimate was undertaken when Canyon was a public U.S. company, and the CAM reports were not filed in Canada.

In 2007, CAM was contracted to complete the mineral Resource and Reserve estimates and Feasibility Study.

History of Reward Project

(From Eliopulos (1996) and other sources)

Period	Owner	Operator	Work Performed	Comments
1913			Gold discovered at Gold Ace Mine

pre-1942			Arista Mine (a.k.a. Good Hope Mine Shipped 1.25 tons of 11-oz ore

1942-1957			District idle

1957-62		?	Reward and other claims staked

c. 1970's	Webster, Burt	—	Acquired Reward claims

1976	Webster, Burt	Optioned to Galli Expl. Assocs. (GEXA)	Surface work only

1980	Teco, inc.	—	Acquired Gold Ace property

mid-1980's	Webster, Burt	St. Joe American optioned	Surface work

1985	GEXA (Galli)	GEXA	Staked 10 claims next to Webster, Burt

1987	Teco, Inc.	Homestake	4 RC holes on Gold Ace, negative

1987-1989	Webster, Burt	GEXA (Galli)	16 RC holes at Reward/Good Hope

1988-1989	Teco, Inc.	Pathfinder Gold optioned	33 RC holes, 1 DDH, spotty results

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History of Reward Project

(From Eliopulos (1996) and other sources)

Period	Owner	Operator	Work Performed	Comments
1990	Teco, Inc.	Pathfinder option to Cloverleaf Gold.	49 RC holes, erratic results

1990	Teco, Inc.	Bond Gold optioned	Airborne geophysics over Gold Ace

1991	Teco Inc. and Webster, Burt	Pathfinder Gold	17 RC holes, ID'ed small tonnage

1992	Webster, Burt	US Nevada Gold Search JV	7 RC holes, ID'ed larger tonnage

1992-1995	Teco, Inc and Webster, Burt	Bond Gold (became Lac Minerals, later became Barrick)	66 RC holes, staked 94 new claims. Also 17 RC holes on outlying areas

1998-1999	Rayrock Mines	Rayrock (became Glamis Gold), as Marigold	Permitting attempt, also drilled 80 RC holes	Stalled by low gold prices

2004	Canyon Resources	Canyon	Leased core claims of property

2006-2007	Canyon Resources	Canyon	Added claims, 21 RC holes, 4 core holes

2011	Atna	Atna	Added 15 RC holes

For 2008 through 2011, CAM was contracted to update the end-of-year mineral Resource and Reserve estimates on an annual basis.

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The Bare Mountains are a steep, rugged, rocky, complex ridge oriented north-south. The climate is typical of middle-elevation desert; highly arid, with average annual precipitation of 4.1 inches. Vegetation is sparse, consisting mainly of creosote bush, Mormon tea, and low shrubs, with occasional small barrel cacti. There are no trees on the mineralized area. Year-round mining operations are entirely possible.

Beatty is a town of 1,200 serving as a transit point and service center for travelers. Motels, restaurants, gas stations, a post office, and several small stores provide basic services for the community.

The Reward Project includes sufficient area to allow development of mining operations and waste rock storage, and construction of heap leach pads, processing plant, maintenance facilities, and administrative buildings, as required by the Reward Project. Adjacent public-domain lands are also potentially available if expansion is considered at a later date.

Canyon began acquiring the core of the Reward Project in 2004, through acquisition of three mineral leases with private owners for patented and unpatented mining claims, and staking of additional claims. NSR royalties of 3% (actual or advance) are payable on some parcels. There are no back-in or option rights on any of the properties.

Excepting the patented claims owned by the Company, and some adjacent patented claims held by Barrick, the Reward Project area surface consists of federal public domain lands, administered by the U.S. Bureau of Land Management (“BLM”). There are no state or private surface tracts within the project area. Additionally, the Company's millsite claims carry the right for surface use specifically for infrastructure facilities for mining projects.

30

Water rights for 178 US gallons per minute have been leased from Barrick Bullfrog, Inc. for ten years from August 2006. The lease can be extended for an additional 10 year period through 2026 with a written request to Barrick Bullfrog Inc., not to be unreasonably withheld.

There are no existing environmental liabilities connected with the property, except for those relating to CR Rewards Corporation’s (“CRRC's”) recent exploration, for which reclamation bonds have been posted. Canyon incorporated CRRC as a wholly owned subsidiary to own and operate the Reward Project.

All environmental, operational, and business permits have been acquired to conduct the work proposed for the project. Initial development bonds have been posted and substantially all permits required for mine development and operating activities have been received. During 2009, work was completed on an Environmental Assessment for the Reward Project. The BLM signed the Record of Decision and Finding of No Significant Impact to approve development of Reward in August 2009. In January 2010, the Nevada Division of Environmental Protection issued a Reclamation Permit that became effective February 7, 2010. This permit, subject to the placement of a total of $5.9 million in reclamation bonds, will allow the Company to construct the Reward Mine. Approximately $0.9 million of the bonding is in place, and the balance is expected to be in place prior to commencing final construction. Reclamation bonds may be subject to inflation and other adjustments. Other major permits, including the Class II Air Quality Operating Permit, Water Pollution Control Permit, and a Permit to Change Point of Diversion, Manner of Use and Place of Use of The Public Waters, have also been issued by the State of Nevada.

The Bare Mountains lie in a complex tectonic area within the Basin and Range province. Several generations of tectonic events have emplaced and shaped the rocks of interest, and have engendered precious-metals mineralization at Reward and elsewhere. The Bare Mountains consist mainly of Upper Proterozoic and Lower Paleozoic marine sedimentary rocks, overlain toward their north end by Tertiary volcanic rocks. The sedimentary sequence which hosts mineralization at Reward consists of weakly deformed, barely-metamorphosed marine clastic and carbonate rocks of Late Proterozoic and Early Cambrian age. Beds generally strike northwesterly and dip to the northeast at moderate to high angles.

The Bare Mountains are a structurally complex terrain, formed by Mesozoic compressional deformation which was overprinted by several stages and types of Tertiary tectonism. Faulting, both high and low angle, occurred during the Tertiary. The sedimentary succession generally dips north or northeast at 10-30 degrees. Displacements on individual faults range from several hundred to over 1,000 ft..

The Reward mineralization is localized along a north-trending, high-angle structure, the Reward Fault which strikes N-S to N15ºW, and dips steeply east. Sub-parallel faults of similar nature traverse the Gold Ace workings (the “Gold Ace Shear”). These faults traverse brittle quartzites and siltstones, and tend to form shatter zones up to 300 ft. wide, with numerous slip surfaces. Vertical displacement along the Reward Fault is approximately 200 to 300 ft.. Right-lateral displacement might also have occurred.

Gold mineralization of the Reward Project appears to be related to post-detachment, late Tertiary extensional faulting. The mineralization can be classed as a low-sulfide stockwork with mesothermal characteristics, based on its structure and mineralogy. The geometry and mineralogy of the mineralization within the proposed open pits are sufficiently well-known that the identification of mineralization with mineable continuity and of consistent mineralogy is readily achievable. The Reward and adjacent Gold Ace zone mineralization is hosted in clastic marine sediments of the Wood Canyon Formation and Stirling Quartzite, which have been highly fractured and sheeted within the structural zone comprising the Reward Fault and related faults.

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The Reward Project zone of faulting and stockworking strikes nearly north-south, and dips moderately to the east. The mineralized zone of veining and stockworking varies 15 to 140 ft. thick and 2,000 ft. long, lying on the hanging wall of the Reward Project fault. Mineralization remains open at depth below 400 ft., and along strike to the south. The mineralized zone remains open to the east along the southern 1,000 ft. of strike. North of the Reward topographic saddle, mineralizing fluids followed discrete fault/veins and formed massive white quartz veins, from 1 to 5 ft. wide, separated by about 100 ft. of generally unmineralized Wood Canyon clastics which host narrow quartz stringers. South of the Reward saddle, mineralizing fluids invaded a micro-fractured quartzite hanging wall zone, depositing auriferous pyrite in fractures, veinlets, and stockworks, resembling a wide disseminated deposit. Gold mineralization clearly favors quartzite lithologies.

The Gold Ace zone was the site of small-scale mining at some time prior to 1942, some of which took place along low-angle 15 degrees) east-dipping structures. Mineralization is hosted in phyllitic quartzose siltstone of the Wood Canyon formation.

Visible minerals of economic interest at Reward are sparse: in general, only pyrite and goethite after pyrite are seen, and they only occasionally make up more than 2% of the rock in mineralized zones.

Gold mineralization at Reward appears to be closely linked to structures and structural preparation. Lithologies such as quartzite and siltstone, which fractured in a brittle manner within the fault zone, provided fertile ground for subsequently invading mineralization fluids. Further work by Canyon Resources has confirmed this association. Limestone interbeds can be mineralized when they are silicified and therefore brittle.

Canyon’s 2006 drill hole RC-21 revealed a deep mineralized zone intercepted over 185 ft. and averaging 0.031 opt Au, starting at 185 ft.. Within this zone were 60 ft. averaging 0.066 opt. The RC-21 drill hole was oriented steeply toward the east, from a collar on the east edge of the outcrop of the main mineralized zone. Follow-up work by the Company in 2011 confirmed and extended this zone of “bedded” mineralization to the east of RC-21 and the zone remains open to the east and southeast.

The presence of gold at the Reward Project has been known since at least 1913, when gold was found at the Gold Ace property. Later, the Good Hope adit at Reward proper shipped some high-grade ore. Minor activity occurred during 1957 and 1987, when Homestake drilled several holes. Subsequent exploration and drilling through 1999 was undertaken by a succession of companies, including Barrick. By 1999, three trenches, four rotary holes, four core holes, and 279 reverse-circulation holes had been opened on the property, including prospects to the north and beneath pediments to the south and east. This work defined the Reward and Gold Ace mineralized zones.

Canyon drilled 21 reverse-circulation holes in 2006 and four diamond core holes in 2007, which successfully confirmed earlier drilling results. The Company continued to in-fill drill and expand the mineralized zone to the south and southeast of the previously defined reserves by completing 15 reverse circulation exploration drill holes in 2011. All 2006 through 2011 drill holes are located within the Reward zone or on the peripheries thereof.

A total of 329 holes have been drilled with a total length of 120,290 ft. 322 of the drill holes were drilled with reverse circulation for a total length of 118,087 ft.

In July 2012, the Company announced the results of a new NI 43-101 Technical Report for the Reward Gold Project. The Company contracted with Chlumsky, Armbrust, & Meyer LLC (“CAM”) of Lakewood, Colorado, to prepare the Technical Report in order to consolidate information in relation to the mineral resource estimate, mineral reserve estimate and update the feasibility information for Reward.

The mineral resource and reserve estimates reported in the Technical Report are based entirely on drilling, with the exception of three trenches, which were treated statistically as low-angle drill holes. The majority of drilling was completed prior to Canyon's acquisition of the Reward Project in 2004. Canyon's and the Company’s drilling and sampling were conducted under the direct supervision of a designated qualified person. The drilling did not present any unusual problems. Intervals selected for sampling by the geologist were determined by the visible presence of quartz veinlets and sulfides, in conjunction with results from previous drilling. Canyon's and the Company’s work is very well-documented, but the 1999 and earlier programs have little procedural documentation available. CAM believes that Canyon’s and the Company’s sample preparation, security and analytical procedures were adequate to ensure the integrity of data. CAM’s verification procedures indicate that the earlier databases are also acceptable.

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Most of the 1995 Barrick holes had laboratory assay sheets from either the ALS Chemex or Barringer Laboratories. Photocopies of the ALS Chemex certificates indicated that laboratory procedures were consistent with current accepted industry practice. The fact that four to seven kg samples were used indicates that a relatively large sample was taken at the drill rig, which is also consistent with current accepted practice. Chemex was diligent in using internal blanks, standards, and duplicates, in every batch. While the Barrick assay program does not conform to current practice of including field blanks, standards, and duplicates, CAM believes that the Barrick database was prepared according to accepted engineering practice at the time, and is suitable for use in a feasibility study if statistically confirmed by drilling and assaying using current standard practices.

Canyon and the Company followed procedures described in their written protocols, under the headings Drill Sample Preparation and Analysis and Security and Chain of Custody . Canyon and the Company employees, corporate officers, or corporate directors were not involved in the drill sample collection or preparation process.

ALS Chemex Laboratories of Sparks, Nevada performed sample preparation and assays for Canyon and some of the 1995 Barrick samples. ALS Chemex in Sparks/Reno maintains ISO 9001:2008 certification and has received accreditation to ISO/IEC 17025:2005 from the Standards Council of Canada (SCC) for fire assay Au by atomic absorption. ALS Chemex standard specifications for sample preparation are clearly defined and monitored. ALS Chemex performed one-assay ton fire assays for gold with an atomic absorption finish utilizing written procedures Au-AAS25 and Au-AA23.

Canyon submitted two standards with known values per 20 samples, two blanks with every sample shipment, and a duplicate of coarse reject or split core for every 20 samples. Five percent of all the pulps assaying over 0.5 opt were to be submitted to a second laboratory as part of a check assay program; however, drilling at Reward did not encounter the high grade samples.

As an ISO 9001:2000 certified laboratory in 2006, ALS Chemex followed rigid control procedures as described on their website. The QC/QA procedures encompass sample preparation and all stages of assaying including review of internal blanks, standards, and duplicates in addition to those supplied by clients as part of routine sample shipments.

The assay database provided to CAM by William Stanley, the Company’s Vice President of Exploration and a qualified person as defined under NI 43-101, contained data from 332 sample openings totaling 120,560 ft. in length, with 21,121 assayed intervals. The drill holes were mostly reverse circulation holes, with a few rotary and core holes. The holes were drilled between 1987 and 2011 by Homestake, GEXA, TECO, Cloverleaf, Pathfinder, US Nevada, Barrick, Marigold/Glamis, Canyon, and the Company.

CAM used automated data processing procedures to ensure consistency and minimize errors in the database. The standard check procedures showed expectable results, and CAM considers the quality of the supplied database sufficient for NI 43-101 mineral resources and reserves estimation.

For the 15 reverse circulation drill holes completed by the Company in 2011, the sampler collected the sample at the drill and placed washed cuttings into the chip trays under the supervision of William Stanley. Samples were collected directly into cloth sample bags, labeled without reference to the drill hole interval for security, allowed to drain at the drill site for one or two days, and then transported to the secure drill laydown yard for pre-shipment storage. Prior to shipment to the assay laboratory, the Company inserted certified assay standards and blanks into the sample sequence as part of the QA/QC protocol. The ISO 9001:2000 certified analytical laboratory Inspectorate America Corporation located in Sparks, Nevada was used for assay analysis. Inspectorate assay results for the QA/QC standards, blanks, and duplicates associated with the Company’s 2011 reverse circulation drilling program.

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CAM statistically analyzed the results of Barrick’s bulk-density measurements on 65 surface and underground hand samples from Reward. Barrick’s methodology was to weigh samples in air, then seal them in acetate-polyurethane before weighing in water. The average value specific gravity or bulk density obtained was 2.60 grams per cubic centimeter.

The model used for mineral resource estimation is an update of an earlier block model developed by CAM in 2007. The updated model incorporates drill data from 15 the Company’s reverse circulation holes drilled in 2011, and six Canyon reverse circulation holes drilled in 2006. Data from a total of 332 drill holes and three trenches was used in the model.

The majority of the higher-grade material present within the study area occurs within nine sometimes adjacent pods or zones which have been modeled by wireframes within the block model. The wireframes used by CAM were developed by William Stanley. CAM reviewed the wireframes and found that they were consistent with the drill hole database and have been prepared according to accepted engineering practice. Grades were estimated by kriging of five foot composites capped at 0.400 ounces per ton gold (opt). The basic resource estimation methodology of constraining the estimate by wireframes, developing the resource model using 5 x 5 x 5' blocks to precisely reflect the wireframes, estimating resources by kriging with a sector search, re-blocking the small blocks to 10 x 20 x 20 to reflect the expected nature of mining equipment, and classifying resources by the distance to the nearest composite were unchanged. Changes to the resource estimation methodology included constraining the estimation the individual wireframes and changing the search within the wireframes to 250 x 250 x 83 feet with the search oriented sub parallel to the major axis of the wireframe. CAM expanded the search within the wireframes to allow more data points to be used in estimation but the distance required for classification remained the same.

The mineral resource estimate is summarized in the following table.

2012 Mineral Resources for the Reward Gold Project, Nye County, Nevada
Imperial
Cut-Off	Measured			Indicated			Measured & Indicated			Inferred
oz/ton Au	Tons	oz/ton Au	Ounces	Tons	oz/ton Au	Ounces	Tons	oz/ton Au	Ounces	Tons	oz/ton Au	Ounces
0.000	5,524,000	0.0198	109,400	102,739,000	0.0036	375,000	108,263,000	0.0045	484,300	5,604,000	0.0099	55,400
0.006	4,692,000	0.0227	106,400	13,363,000	0.0192	256,200	18,055,000	0.0201	362,600	4,757,000	0.0138	65,600
0.008	4,281,000	0.0242	103,500	11,815,000	0.0208	245,400	16,096,000	0.0217	348,900	3,358,000	0.0167	56,000
0.010	3,851,000	0.0259	99,600	10,381,000	0.0224	232,600	14,232,000	0.0233	332,100	2,560,000	0.0191	48,800

Metric
Cut-Off	Measured			Indicated			Measured & Indicated			Inferred
g/t Au	Tonnes	g/t Au	Ounces	Tonnes	g/t Au	Ounces	Tonnes	g/t Au	Ounces	Tonnes	g/t Au	Ounces
0.00	5,011,289	0.68	109,300	93,203,253	0.13	375,000	98,214,542	0.15	484,300	5,083,863	0.34	55,400
0.21	4,256,511	0.78	106,400	12,122,710	0.66	256,200	16,379,220	0.69	362,600	4,315,478	0.47	65,600
0.27	3,883,658	0.83	103,500	10,718,388	0.71	245,400	14,602,046	0.74	348,900	3,046,326	0.57	56,000
0.34	3,493,568	0.89	99,600	9,417,485	0.77	232,500	12,911,053	0.80	332,100	2,322,393	0.65	48,800

Note: The numbers in the resource tables above may not precisely add up due to rounding. The Company utilizes the 0.006 oz/ton Au cut-off (0.21 g/t Au) as the base case cut-off grade based upon the Company’s Briggs Mine operating costs. Mineral resources include mineral reserves.

Inferred resources are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

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Mineral reserves are classified as proven and probable material contained within the ultimate pits, and summarized using measured and indicated resource classifications. The economic model used to develop mineral reserves is based upon a long term gold price of US$1,300 per troy ounce and an average 80% metallurgical recovery rate. Proven and probable mineral reserves for the Reward Project are estimated at 11.86 million tons of ore grading 0.022 troy ounces per ton gold. Waste rock is estimated to be 36.4 million tons for a stripping ratio of 3.07 (tons of waste per ton of ore). The internal dollar value cut-off used to report reserves covers the costs of ore processing, G&A and incremental ore mining. Mineral Reserves for the Reward Project have an effective date of December 31, 2011, and are summarized in the following Table.

Reward Project Mineral Reserves - December 31, 2011
		Ore (> $0.01/ton - internal cut-off)
Area	Reserve Classification	Tons (x 1000)	Au Grade (opt)	Contained Au Ounces (x 1000)
Reward	Proven	3,491.8	0.0249	87.1
	Probable	7,812.1	0.0214	167.3
	Sub-Total	11,303.9	0.0225	254.3

Gold Ace	Proven	181.4	0.0198	3.6
	Probable	370.9	0.0213	7.9
	Sub-Total	552.3	0.0208	11.5

Total - All Areas	Proven	3,673.1	0.0247	90.6
	Probable	8,183.1	0.0214	175.2
	Grand Total	11,856.2	0.0224	265.8

Notes:

•	Mineral Reserves are reported using a gold price of US$1,300/oz.
•	Mineral Reserves are reported using an internal net value > U.S. $0.01 (excluding mining cost).

Contained metal is estimated to be 265.8 thousand troy ounces of gold. Recoverable metal is estimated to be 212.6 thousand troy ounces of gold. Silver is considered to be economically insignificant. The results of the economic analysis to support mineral reserves represent forward-looking information that is subject to a number of known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those presented here. Areas of uncertainty that may materially impact mineral reserve estimation include:

•	Commodity price assumptions;
•	Capital and operating cost estimates; and
•	Geotechnical slope designs for pit walls.

The Reward Project is planned to be a conventional open pit operation with mining conducted by front-end loaders paired with 100-ton haul trucks and ore processed via heap leaching. Ore production is scheduled at 5,385 tons per day and total material production (mineral reserve and waste) generally ranges between 20,000 and 25,000 tons per day. Operations will be conducted on 20-foot benches.

A mixture of new and used mining equipment will be utilized for the project. Material will be excavated with CAT 992 loaders and CAT 777 haul trucks will be used to haul ore to the crusher and waste to the waste dumps. Due to the small size of the ultimate pit and the short mine life, no conventional large-scale phasing was developed for Reward. The Good Hope area on the north end of the Reward area was sequenced first, followed by the Gold Ace pits and the Bull Moose areas.

Ore from the Good Hope area from the 4,180 bench and below will be hauled to the crusher via the North haul road which exits to the west side of the northern end of the Good Hope area. This is a considerably longer haul than that for the ore mined from the Bull Moose areas. Ore mined from the Bull Moose areas follows the South Pit haul road exiting to the south.

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The mine production schedule was developed for Reward on a monthly basis to deliver 5,385 tons of ore per day to the crusher. Sufficient waste mining is scheduled to assure sustained ore release of the required ore throughout the mine life. Mining will commence in the Good Hope area on the north end of the Reward area followed by the Gold Ace pits and the Bull Moose areas. The mine life is projected to be approximately 6.5 years and gold will be produced for approximately 7.5 years. Annual production estimate is summarized in the following Table.

Annual Production Summary Estimate
	Material Mined						Production
	Ore			Waste	Total
Year	Tons (x1000)	Au (opt)	Au Ounces (Contained)	Tons (x1000)	Tons (x1000)	Strip Ratio	Gold Ounces
0	227.3	0.025	5,677	3,270.4	3,498	14.4	0
1	1,933.1	0.023	44,826	6,916.2	8,849	3.6	30,146
2	2,245.1	0.028	62,902	6,052.9	8,298	2.7	44,913
3	1,915.3	0.022	42,318	8,182.2	10,097	4.3	36,547
4	1,767.5	0.022	38,239	7,162.3	8,930	4.1	34,881
5	1,739.7	0.017	28,826	3,265.3	5,005	1.9	28,267
6	2,028.3	0.021	43,023	1,539.2	3,567	0.8	32,441
7	0.0	0.000	0	0.0	0	0.0	5,453

Total	11,856.2	0.022	265,810	36,388.5	48,245	3.1	212,648

A variety of mineral processing methods and schemes have been tested and evaluated by the Company. Results of bottle-roll cyanide leaching tests, large and small diameter column leaching tests, and a variety of other metallurgical test work, indicates that the Reward ore is readily amenable to precious metals extraction by standard cyanide heap leaching techniques. Straight heap leaching of all ore crushed to 80% passing 12.5 millimeters (1/2 inch) is the best process alternative on an economic basis, and also has the lowest technical, operational and commercial risk. This proven process has been shown to work well and has been successfully applied at other mines. Recent column-leach tests at McClelland Labs indicate that an overall recovery of 80% appears reasonable for the main leach period with an additional two percent recovery occurring during drain down and pad restoration.

Due to the limited size and scope of the Reward Project, the proximity to local US Highway 95 and the community of Beatty, the required Reward Project infrastructure is minimal, and mostly mobile or temporary in nature. The Reward Project Plan of Operations submitted to the BLM includes the following mining and infrastructure development items:

•	development of the Reward deposit into an open pit mine;
•	construction of waste rock dumps associated with the Reward deposit open pits;
•	construction of a heap leach facility, including heap leach pads, solution collection system, process ponds and tanks, and a carbon absorption circuit and facility;
•	operation of a portable/semi portable ore crushing and stacking facility;
•	use of a newly completed water well and construction of water delivery pipeline from the well to the project area (approximately 1 mile);
•	construction of ancillary facilities to support the proposed operation;
•	tie-in to the regional electrical power grid;
•	construction of onsite mine haulage and onsite mine personnel access roadways; and
•	ongoing development and exploration to include drilling and sampling.

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The proposed operations will directly impact approximately 287 acres within the project boundary. The Company developed a detailed cost estimate for reclamation of the Reward Project using the Nevada statutory model and calculated a required additional reclamation bond cost of $5.90 million dollars. It is anticipated that an additional $3.5 million will be required on Phase 2 leach pad construction in late 2015. The Nevada statutory model is an inflexible model that incorporates rental equipment and Davis & Bacon labor rates. The Company revised the detailed cost estimate for reclamation based on the equipment fleet owned by the Company (with the exception of scrapers) and equipment rates from the Nevada Cost Estimator. The revised reclamation cost estimate is $4.0 million dollars.

The Company works with a Surety to place bond requirements by depositing 40% of cash face value as collateral at this and other sites under its control. A Phase 1 bond of $0.86 million has been placed to allow construction of wildlife fencing, power line construction and water well and pipeline development. Construction of the wildlife fencing, drilling and completion of the production water well and installation of power lined to the base of the access road has been completed.

Capital cost estimates for the project are summarized in the following Table.

Summary – Capital Cost (US$)
Description	Item Cost
Infrastructure
Roads, Water, Electrical Power, & Support Facilities	1,941,422
Sub Total	1,941,422
Mining
Mining; Pre-stripping	5,746,000
Mining Equipment (trucks, loaders, dozers, etc.)	20,625,000
Sub Total	26,371,000
Crushing, Screening, Conveying & Stacking
Crushing & Screening, Conveying & Stacking	7,879,874
Sub Total	7,879,874
Heap Leach Facility	11,929,549
Process Facility	1,198,643
Communications & Security	50,648
TOTAL DIRECT COSTS	49,371,136
OTHER COSTS	796,921
TAXES, FREIGHT & FEES	2,055,562
CONTINGENCY	2,188,442

TOTAL CAPITAL COST	54,412,062

Of the capital shown above, the Company has committed to finance the mining equipment under capitalized leases over a four year term. Pre-production capital purchases are estimated to total $21.69 million, pre-stripping $5.24 million, reclamation bond of $2.1 million and other capital of $5.5 million for a total estimated capital requirement of $34.5 million.

Operating cost estimates are summarized in the following Table.

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Operating Cost Summary
Area	Total Cost ($ x 1000)	Unit Cost Per Total Ton	Unit Cost Per Ore Ton	Unit Cost Per Gold Ounce Sold
Mining	54,253	1.12	4.58	255.13
Processing	40,854	0.85	3.45	192.12
Processing	12,565	0.26	1.06	59.09
Total Site Cost	107,671	2.23	9.08	506.33
Net Smelter Royalty	8,267	0.17	0.70	38.88
Transportation and Refining Cost	276	0.01	0.02	1.30
Nevada Mineral Extraction Tax	6,353	0.13	0.54	29.88
Total Offsite Cost	14,897	0.31	1.26	70.05

TOTAL CASH COST	122,568	2.54	10.34	576.39

The following conclusions were developed in the Technical Report.

1.	The Reward deposit is a vein-stockwork gold-pyrite system of probable mesothermal origin, hosted in highly-fractured quartzites, siltstones, and limestones of Cambrian to Late Proterozoic age. It lies within the broad regional fracture zone referred to as the Reward Shear.

2.	Drilling, totaling more than 300 holes, has allowed good characterization of the geology and mineralization. Two mineralized zones have been defined: the Reward zone (3,000+ feet long by up to 200 feet wide) and the Gold Ace zone (750 feet long, up to 100 feet wide).

3.	A review of older drilling and assaying (1987-1999) and statistical comparison with 2006-7 and 2011 drilling by Canyon and the Company shows that the old and new data are suitable for use in estimation of tonnages and grades.

4.	Mineral resource estimates using a kriged block model have defined measured and indicated Mineral Resource containing 18 million short tons grading 0.0201 ounces gold per short ton and containing 362,600 ounces of gold.

5.	Based on bottle-roll and column tests, overall recovery of gold is estimated to be 80%, plus two percent from residual recovery. Silver recovery was not estimated at this time.

6.	Economic analyses indicate the Reward Project has a positive rate of return at an assumed gold price of US $1,300.00 per ounce.

Continuing development at Reward is being slowed in favor of funding Pinson, and the Company expects to recommence development as funding permits. Long lead-times for mobile mining equipment will be taken into consideration in rescheduling development. Once commenced, a nine month construction and start-up period is anticipated; with gold production commencing three months after construction is completed.

Work planned for the remainder of 2012 includes the completion of final detailed construction design engineering and the completion of a limited in-fill drilling program designed to test the limits of potentially economic zones and targeting the potential upgrade of gold resources to potential reserves.

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CONSOLIDATED capitalization

The following table sets forth the Company’s consolidated capitalization as at June 30, 2012, both before and after giving effect to the Offering. On June 30, 2012, the noon exchange rate quoted by the Bank of Canada was C$1.00 which equals US$0.9822. This rate has been used in the columns below giving effect to the Offering.

	As at June 30, 2012		As at June 30, 2012 After Giving Effect to the Offering(1)		As at June 30, 2012 After Giving Effect to the Offering and the Exercise of the Over-Allotment Option(2)
Long-term debt	US$	25,321,700	US$	25,321,700	US$	25,321,700
Shareholders’ equity
Share capital(3)	US$	107,190,000	US$	121,923,000	US$	124,132,950
		(121,679,877 shares)		(136,679,877 shares)		(138,929,877 shares)
Contributed surplus and accumulated other comprehensive gain	US$	5,694,600	US$	5,694,600	US$	5,694,600
Retained deficit	US$	(19,165,000)	US$	(19,165,000)	US$	(19,165,000)
Total capitalization	US$	93,719,600	US$	108,452,600	US$	110,662,550

Notes:

(1)	Assuming completion of the Offering, but before deducting the Underwriters’ Fee and expenses of the Offering, and assuming no exercise of the Over-Allotment Option. The Sprott Resource Lending Partnership has waived its right under ss. 3.2(c) of its August 2011 credit agreement with the Company that would have required the application of 25% of the gross proceeds of the Offering to pay down the principal amount of the subject credit facility. Consequently, the Offering will have no immediate impact on the pro-forma debt amount.

(2)	Assuming completion of the Offering and exercise of the Over-Allotment Option in full, but before deducting the Underwriters’ Fee and expenses of the Offering. The Sprott Resource Lending Partnership has waived its right under ss. 3.2(c) of its August 2011 credit agreement with the Company that would have required the application of 25% of the gross proceeds of the Offering to pay down the principal amount of the subject credit facility. Consequently, the Offering will have no immediate impact on the pro-forma debt amount.

(3)	Does not include 900,000 Common Shares issuable pursuant to the exercise of the Broker Warrants (1,035,000 Common Shares, if the Over-Allotment Option is exercised in full) and 10,825,224 Common Shares issuable upon the exercise of outstanding warrants and vested stock options.

use of proceeds

The estimated net proceeds to the Company from the issue and sale of the Shares will be approximately C$13,922,000 after deducting the Underwriters’ Fee of C$900,000 and the expenses of the Offering expected to be C$178,000 (assuming the Over-Allotment Option is not exercised). The Company intends to use the net proceeds of the Offering for the continued development of the Pinson underground and Reward Projects as well as other properties and for general corporate and working capital purposes. The approximate amount of the net proceeds to be allocated to the foregoing uses is as follows:

Use of Proceeds	Total Funds
Ongoing development of Pinson underground Project	C$	11.5 million
Design engineering and drilling for Reward Project	C$	1.3 million
General working capital	C$	1.1 million
Total	C$	13.9 million

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For the remainder of 2012 and in the first quarter of 2013, the Company plans to focus on the development of the underground mine at the Pinson Project and bring it into production. Cash flow from the Briggs Mine was earmarked for this development work, but a production upset during the summer of 2012 reduced cash balances and caused a slowdown in development activities at the Pinson Project. This slowdown threatened the successful start-up of operations due to the need to complete various surface constructions prior to the onset of winter weather and its potential to impact construction schedules. Work to be accomplished includes completion of expanded surface facilities including installation of production sized lined stock pad area, extension of power lines, water mixing pond construction, installation of two dewater wells and a truck scale, purchase of surface mobile equipment and completion of assay lab facilities. Underground development includes the advancement of spiral decline to depth, ventilation facilities and x-cuts to ore stoping areas. Net proceeds from the sales of the Shares will be utilized to fund acceleration of surface construction activities and the development of underground workings and ore stoping areas. The development of additional stoping areas will help to accelerate the production rates from the mine. These activities are expected to be completed over the next two quarters. Ongoing spending requirements will be offset by increasing cash flow from operations. The Company's goal is to commence production in the fourth quarter of 2012, which should allow the Pinson underground Project to generate positive cash flow in 2013, in turn contributing to the growth of positive corporate earnings and shareholder value.

Other net proceeds shall be utilized on the Reward Project to complete final design engineering and complete a limited in-fill drilling program which targets the possible upgrade of gold resources-to-reserves. The drilling program will help to delineate the maximum extents of the potential mining pit area under current economic conditions. This spending will occur over the next two quarters. Additional proceeds will be used to reduce outstanding payable balances and other general working capital needs. If the Over Allotment Option is exercised, the Company intends to use the additional proceeds to further develop the Pinson underground and Reward Projects. These activities will be supplemented by any positive excess cash flow produced from the Briggs Mine during this period.

The amount actually expended for the purposes described above could vary significantly depending on, among other things, the progress of the Company's development programs. While the Company intends to use the proceeds of the Offering as described above, there may be circumstances where, for sound business reasons, a reallocation of funds may be deemed prudent or necessary.

plan of distribution

Pursuant to the Underwriting Agreement dated August 27, 2012 between the Company and the Underwriters, the Company has agreed to sell and the Underwriters have agreed to purchase, subject to compliance with all necessary legal requirements and with the terms and conditions of the Underwriting Agreement, on September 12, 2012 or on such other date as the Company and the Underwriters may mutually agree (provided such date is not more than 42 days after the date of a final receipt for the final short form prospectus for this Offering), 15,000,000 Shares at the Offering Price for gross proceeds of C$15,000,000 (and up to 2,250,000 Additional Shares for gross proceeds of C$2,250,000 if the Over-Allotment Option is exercised in full).

The total net consideration payable to the Company against delivery of certificates representing the Shares will be approximately C$13,900,000 after deducting the Underwriters’ Fee and expenses, and assuming no exercise of the Over-Allotment Option. The Offering Price was determined by negotiation between the Company and the Underwriters with reference to the market price of the Common Shares. The Company has agreed to pay the Underwriters the Underwriters’ Fee equal to 6.0% of the gross proceeds of the Offering (including proceeds realized pursuant to the exercise of the Over-Allotment Option). Upon completion of the Offering, the Company will pay to the Underwriters the Underwriters’ Fee of C$900,000 (C$1,035,000 if the Over-Allotment Option is exercised in full).

The TSX has conditionally approved the listing of (i) the Shares and the Additional Shares (as hereinafter defined) and (ii) the Common Shares issuable pursuant to the exercise of the Broker Warrants (as hereinafter defined). Listing is subject to the Company fulfilling all of the listing requirements of the TSX on or before November 23, 2012.

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The Company has also granted the Underwriters the Over-Allotment Option, exercisable in whole or in part at the sole discretion of the Underwriters at any time until 5:00 p.m. (Vancouver time) on the day that is 30 days following the Closing Date, to purchase up to an additional 2,250,000 Common Shares at the Offering Price. If the Over-Allotment Option is exercised in full, the total number of Shares sold under the Offering will be 17,250,000, the cumulative gross proceeds will be C$17,250,000, the total Underwriters’ Fee will be C$1,035,000 and total net proceeds to the Company will be C$16,215,000, before deducting the expenses of the Offering.

The Company will also issue that number of non-transferable Broker Warrants equal to 6.0% of the total number of Shares sold under the Offering. Each Broker Warrant will be exercisable for one Common Share at C$1.00 for a period of 18 months after the Closing Date.

Upon completion of the Offering, the Company will grant the Underwriters an aggregate of 900,000 Broker Warrants (1,035,000 if the Over-Allotment Option is exercised in full).

In addition, the Company has agreed to pay all costs and expenses of the Underwriters incurred in connection with the Offering, including the reasonable out-of-pocket expenses of the Underwriters and the reasonable fees and disbursements of the Underwriters’ counsel and consultants.

Subscriptions for Shares will be received subject to rejection or allotment in whole or in part and the right to close the subscription books at any time without notice. The Closing of the sale of Shares pursuant to the Offering will take place on the Closing Date. Certificates representing the Shares will be available for delivery on or about the Closing Date.

This Prospectus qualifies the distribution of the Shares and the Additional Shares, if any, the grant of the Over-Allotment Option, the distribution of the Broker Warrants and the distribution of the Common Shares underlying the Broker Warrants (1,035,000 if the Over-Allotment Option is exercised in full).

This Offering is being made concurrently in the provinces of British Columbia, Alberta, Ontario and Nova Scotia. Shares may also be sold to qualified purchasers on a private placement basis outside of Canada without the filing of a prospectus, registration statement or other similar disclosure document pursuant to applicable and available statutory exemptions.

The obligations of the Underwriters under the Underwriting Agreement are several, and may be terminated at their discretion upon the occurrence of certain stated events including: (i) the occurrence of any material change or change in any material fact, or the discovery of any previously undisclosed material change or material fact in relation to the Company that could reasonably be expected to result in a material adverse change in relation to the Company or have a material adverse effect on the market price or value of the Common Shares; (ii) any inquiry, investigation or other proceeding is made or any order is issued under or pursuant to any statute of Canada or any province thereof of any statute of the United States or any state thereof or any stock exchange in relation to the Company or the Company’s securities (except for any inquiry, investigation, or other proceeding or order based upon activities of the Underwriters and not the Company) which, in the opinion of the Underwriters, acting reasonably, prevents or restricts trading in or the distribution of the Shares or materially and adversely affects or might reasonably be expected to materially and adversely affect the market price or value of the Shares; (iii) the existence of any event, action, state, condition or major financial occurrence of national or international consequence or any law or regulation which, in the opinion of the Underwriters, seriously adversely affects or involves, or will seriously adversely affect or involve, the financial markets or the business, operations or affairs of the Company and its subsidiaries, taken as a whole; or (iv) the Company is in breach of any term, condition or covenant of the Underwriting Agreement or any representation or warranty given by the Company in the Underwriting Agreement is or becomes false. The Underwriters are, however, obligated to take up and pay for all of the Shares offered hereby if any of such Shares are purchased under the Underwriting Agreement. Under the terms of the Underwriting Agreement, the Underwriters and their broker/dealer affiliates and their respective directors, officers, employees, partners, agents, advisors and shareholders may be entitled to indemnification by the Company against certain liabilities, including liabilities for misrepresentation in this Prospectus and liabilities under United States securities laws.

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The Underwriters propose to offer the Shares offered hereby to the public at a price of C$1.00 per Share. After the Underwriters have made a reasonable effort to sell all of the Shares offered hereby at that price, the Offering Price may be decreased, and further changed from time to time to an amount not greater than C$1.00 per Share, and the fee realized by the Underwriters will accordingly also be reduced.

Pursuant to policy statements of the Ontario Securities Commission and Autorité des marchés financiers du Québec, the Underwriters may not, throughout the period of distribution under this short form prospectus, bid for or purchase any Shares. The foregoing restriction is subject to certain exceptions, as long as the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in or raising the price of such securities. These exceptions include a bid or purchase permitted under the Universal Market Integrity Rules of Market Regulation Services Inc. relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Pursuant to the first mentioned exception, in connection with this Offering and subject to the foregoing, the Underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Shares at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time.

For a period commencing as of the date of the Underwriting Agreement and ending 90 days after the Closing Date, the Company has agreed it will not issue or sell any Common Shares or financial instruments convertible or exchangeable into Common Shares, other than for purposes of directors’, officers’ or employee stock options or to satisfy rights, warrants, options, agreements, instruments or other arrangements issued or existing as of the date of the Underwriting Agreement or arm’s length acquisitions of mining companies or mineral projects, without the prior written consent of Canaccord Genuity, on behalf of the Underwriters, such consent not to be unreasonably withheld or delayed.

This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Shares under the Offering in the United States or to, or for the benefit or account of, any U.S. Person (as defined in Regulation S under the U.S. Securities Act) or person in the United States. The Common Shares and Warrants comprising the Shares offered under this Prospectus and the Common Shares issuable pursuant to the exercise of the Warrants have not been and will not be registered under the U.S. Securities Act or the securities laws of any state of the United States and, subject to certain exceptions, may not be offered or sold, directly or indirectly, in the United States or to, or for the account or benefit of, any U.S. Person or person in the United States unless registered under the U.S. Securities Act and applicable state securities laws or in reliance on an exemption therefrom. The Underwriters have agreed that they will not offer, sell or deliver the Common Shares and Warrants comprising the Shares under the Offering within the United States, or to or for the account or benefit of a U.S. Person or person within the United States, except in accordance with the Underwriting Agreement. The Underwriting Agreement permits the Underwriters to (a) designate “accredited investors” that satisfy one or more of the criteria set forth in Rule 501(a) of Regulation D under the U.S. Securities Act to purchase Shares directly from the Company in transactions exempt from registration pursuant to Rule 506 of Regulation D and/or Section 4(2) under the U.S. Securities Act and (b) to resell Shares to “qualified institutional buyers” (as defined in Rule 144A(a)(1)) pursuant to Rule 144A. The Underwriters have agreed that, except for such offers and sales, all offers and sales of Shares under the Offering will be made outside the United States to non-U.S. Persons in compliance with Rule 903 of Regulation S.

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description of securities to be distributed

Common Shares

Common Shares comprise part of the Shares offered for sale under the Offering, including Additional Shares issuable pursuant to the exercise of the Over-Allotment Option. The Company is authorized to issue an unlimited number of Common Shares. As at the date of this Prospectus, there are 121,791,900 Common Shares issued and outstanding. As of the Closing Date, and assuming that the Offering is fully subscribed and that no further Common Shares of the Company are issued upon the exercise of outstanding warrants or options, the Company will have 136,791,900 Common Shares issued and outstanding (139,041,900 Common Shares if the Over-Allotment Option is exercised in full).

The Common Shares rank equally as to dividends, voting power and participation in assets and in all other respects, on liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs after the Company has paid out its liabilities. The holders of the Common Shares are entitled to one vote for each share on all matters to be voted on at any meeting of the shareholders of the Company. The Company does not currently pay dividends on the Common Shares. Any determination to pay dividends in the future is at the discretion of the Company's board of directors and will be made based upon the Company's financial condition and other factors deemed relevant by the board of directors.

Broker Warrants

The Company will issue to the Underwriters on Closing that number of non-transferable Broker Warrants equal to 6.0% of the total number of Shares sold pursuant to the Offering. Each Broker Warrant is exercisable to acquire one Common Share at a price of C$1.00 for a period of 18 months from the Closing Date.

The terms governing the Broker Warrants will be set out in the certificates representing the Broker Warrants and will include, among other things, customary provisions for the appropriate adjustment of the class and number of the Common Shares issuable pursuant to any exercise of the Broker Warrants upon the occurrence of certain events, including any subdivision, consolidation or reclassification of the Common Shares, any payment of stock dividends to holders of all of the Common Shares, any capital reorganization of the Company, or any merger, consolidation or amalgamation of the Company with another corporation or entity, as well as customary amendment provisions.

The Underwriters, as holders of the Broker Warrants, will not as such have any voting right or other right attached to Common Shares until the Broker Warrants are duly exercised for Common Shares as provided for in the certificates representing the Broker Warrants.

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PRIOR SALES

The following table sets out the details of Common Shares and securities convertible into Common Shares issued by the Company within the 12 months prior to the date of this Prospectus.

Date of Issue	Type of Securities	Number of Securities	Issue or Exercise Price per Security	Reason for Issue
August-11	Common Shares	15,000,000		Issued to Barrick on Pinson transaction
August-11	Common Shares	1,049,119		Issued to Sprott for arrangement fee on credit facility
September-11	Common Shares	34,806	$0.91	Exercise of Stock Options
October-11	Stock Options	250,000	$0.75	Grant of Stock Options
November-12	Common Shares	128,250	0.7	Warrant exercise
November-12	Stock Options	50,000	$0.94	Grant of Stock Options
December-11	Stock Options	2,400,000	$0.90	Grant of Stock Options
December-12	Common Shares	15,000	$0.70	Warrant exercise
January-12	Common Shares	102,500	$0.70	Warrant exercise
January-12	Stock Options	75,000	$1.01	Grant of Stock Options
February-12	Common Shares	618,556		Issued to Sprott for extension of credit facility
February-12	Common Shares	2,802,500	$0.70	Warrant exercise
March-12	Common Shares	57,500	$0.70	Warrant exercise
March-12	Stock Options	100,000	$1.18	Grant of Stock Options
March-12	Stock Options	69,261	$0.45	Stock Option Exercise
March-12	Stock Options	113,817	$0.60	Stock Option Exercise
March-12	Stock Options	52,184	$0.70	Stock Option Exercise
March-12	Stock Options	115,628	$0.71	Stock Option Exercise
March-12	Stock Options	19,092	$0.90	Stock Option Exercise
March-12	Stock Options	67,469	$1.32	Stock Option Exercise
May-12	Stock Options	25,000	$0.90	Grant of Stock Options
May-12	Common Shares	95,000	$0.70	Warrant exercise
June-12	Common Shares	7,647	$0.71	Stock Option Exercise
June-12	Common Shares	6,890	$0.60	Stock Option Exercise
July-12	Common Shares	27,500	$0.70	Warrant exercise
August-12	Common Shares	33,661	$0.71	Stock Option Exercise
August-12	Common Shares	26,310	$0.45	Stock Option Exercise
August-12	Common Shares	24,552	$0.60	Stock Option Exercise

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TRADING PRICE AND VOLUME

The Common Shares are listed for trading on the TSX under the trading symbol “ATN”. The following table sets out the market price range and trading volumes of the Common Shares on the TSX for the periods indicated.

Period		High	Low	Volume
2012	August	1.14	0.91	9,484,280
	July	1.04	0.86	5,300,301
	June	1.15	0.85	7,552,427
	May	1.31	0.76	10,845,300
	April	1.32	0.89	10,762,095
	March	1.51	1.05	11,824,621
	February	1.54	0.98	29,216,042
	January	1.14	0.85	6,510,021
2011	December	0.97	0.77	3,423,659
	November	1.02	0.76	5,363,958
	October	0.84	0.66	4,067,027
	September	0.96	0.70	15,755,909
	August	0.77	0.72	4,077,682

On August 31, 2012, the closing price of the Common Shares on the TSX was C$1.05 per share.

risk factors

An investment in the securities offered under this Prospectus is highly speculative and subject to a number of risks. Prospective investors should carefully consider the information included or incorporated herein by reference in this Prospectus and the Company’s historical consolidated financial statements and related notes thereto before making an investment decision concerning the Company’s securities. There are various risks, including those discussed in pages 8 to 13 of the Company’s Annual Information Form, which is incorporated herein by reference, that could have a material adverse effect on, among other things, the operating results, earnings, properties, business and condition (financial or otherwise) of the Company. These risk factors, together with all of the other information included or incorporated by reference in this prospectus, including information contained in the section entitled “Forward-Looking Statements”, should be carefully reviewed and considered before a decision to invest in such securities is made.

Risks Associated with the Offering

Common Share Price Volatility and Litigation

There can be no assurance that an active market for the Common Shares will be sustained after the Offering. Securities of mining companies have experienced substantial volatility in the past, and especially during the last year, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally, and market perceptions of the attractiveness of particular industries. The price of the securities of the Company is also likely to be significantly affected by short-term changes in commodity prices, including precious metal prices or other mineral prices, currency exchange fluctuation, financial condition or results of operations as reflected in its quarterly earnings reports. Other factors unrelated to the performance of the Company that may have an effect on the price of the securities of the Company include the following: the extent of analytical coverage available to investors concerning the business of the Company may be limited if investment banks with research capabilities do not follow the Company’s securities; lessening in trading volume and general market interest in the Company’s securities may affect an investor’s ability to trade significant numbers of securities of the Company; the size of the Company’s public float may limit the ability of some institutions to invest in the Company’s securities; and a substantial decline in the price of the securities of the Company that persists for a significant period of time could cause the Company’s securities to be delisted from an exchange, further reducing market liquidity. If an active market for the securities of the Company does not continue, the liquidity of an investor’s investment may be limited and the price of the securities of the Company may decline below the Offering Price.

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As a result of any of these factors, the market price of the securities of the Company at any given point in time may not accurately reflect the long-term value of the Company. Securities class-action litigation often has been brought against companies following periods of volatility in the market price of their securities. The Company may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

Dilution from Further Equity Financings

In order to finance future operations, the Company may raise funds through the issuance of Common Shares or the issuance of debt instruments or other securities convertible into Common Shares. The Company cannot predict the size of future issuances of Common Shares or the size and terms of future issuances of debt instruments or other securities convertible into Common Shares or the effect, if any, that future issuances and sales of the Company’s securities will have on the market price of the Common Shares. Any transaction involving the issuance of previously authorized but unissued shares, or securities convertible into Common Shares, would result in dilution, possibly substantial, to present and prospective security holders.

Discretion in the Use of Proceeds

Management of the Company will have discretion concerning the use of the proceeds of the Offering as well as the timing of their expenditures. As a result, an investor will be relying on the judgment of management for the application of the proceeds of the Offering. Management of the Company may use the net proceeds of the Offering in ways that an investor may not consider desirable. The results and the effectiveness of the application of the proceeds are uncertain. If the proceeds are not applied effectively, the Company’s results of operations may suffer.

Risks Relating to the Company

Precious and Base Metal Price Fluctuations

The profitability of the Company’s operations is dependent upon the market price of certain precious and base metals. The price of such metals or interest related thereto has fluctuated widely and is affected by numerous factors beyond the control of the Company. These factors include international economic and political conditions, expectations of inflation, international currency exchange rates, interest rates, global or regional consumptive patterns, speculative activities, levels of supply and demand, increased production due to new mine developments and improved mining and production methods, availability and costs of metal substitutes, metal stock levels and inventory carrying costs. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital or the investment not retaining its value.

Production Costs and Risk Factors at the Briggs Operating Mines

The cost of gold produced may be impacted by numerous variables including ore grade and gold recovery, stripping ratio, fuel and consumable costs, labour and benefit cost, equipment operating and maintenance costs, and numerous other factors. Production risk factors may include labour strife, slope failure, poor gold recovery, unavailability of skilled labour and management, availability of mining equipment, availability of consumables used in mining, mine plan implementation, weather, governmental regulations and other operating factors.

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Negative Operating Cash Flow

The Company last incurred negative cash flows from operating activities in 2010. The Briggs Mine is presently the Company’s sole operating unit which began gold production during the second quarter of 2009. As a result of unforeseen operating issues, production cost increases already noted, or other causes; negative operating cash flows could again be incurred.

Gold Recovery at the Briggs Mine

CR Briggs Corporation, a wholly-owned subsidiary of the Company, operates the Briggs Mine. Mining operations at the Briggs Mine commenced during 2009 and the project has been producing gold since the second quarter of 2009. Production of gold doré during 2011 was approximately 32,000 ounces. The Briggs Mine has historically produced gold using the heap leaching recovery process. This process involves the application of cyanide solutions by drip irrigation to ore stacked on an impervious pad. As the solution percolates through the heap, gold is dissolved from the ore into solution. This solution is collected and processed with activated carbon that collects the gold from the solution onto the carbon. The gold laden carbon is further processed through pressure stripping the carbon into a more highly concentrated gold bearing solution. The gold bearing solution is further concentrated by an electrowinning circuit, which collects the gold onto electric cathodes which are then melted into gold doré bars. Factors impacting gold recovery include variation in crushed ore size, ore grade, rock type, solution concentration, lime addition, temperature, rainfall, irrigation time, pressure stripping, refining efficiencies, leach pad dynamics and other associated factors.

Environmental Factors

All phases of the Company’s operations are subject to environmental regulation and permitting in the various jurisdictions in which the Company operates. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect the Company’s operations. Environmental hazards may exist on the Company’s properties unknown to the Company at present, which have been caused by previous or existing owners or operators of the properties.

Government Regulation

Operations, development and exploration on the Company’s properties are affected to varying degrees by government regulations relating to matters such as, but not limited to, environmental protection, health, safety and labour, mining law reform, restrictions on production, price controls, tax increases, maintenance of claims, tenure, and expropriation of property. There is no assurance that future changes in such regulation, if any, will not adversely affect the Company’s operations.

Operating Hazards and Risks

Mining operations generally involve a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Hazards such as unusual or unexpected formations and other conditions are involved. Operations in which the Company has a direct or indirect interest will be subject to all the hazards and risks normally incidental to exploration, development and production of precious and base metals, any of which could result in work stoppages, damage to or destruction of mines and other producing facilities, damage to life and property, environmental damage and possible legal liability for any or all damage. The Company maintains liability insurance in an amount that it considers adequate for its operations; however, the Company may become subject to liability for pollution, cave-ins or hazards against which it cannot insure or against which it may elect not to insure. The payment of such liabilities may have a material adverse effect on the Company’s financial position.

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Estimation of Reserves and Resources and Precious and Base Metal Recovery

There is a degree of uncertainty attributable to the estimation of reserves and resources and corresponding grades being mined or dedicated to future production. Until reserves or resources are actually mined and processed, quantity of mineralization and grades must be considered as estimates only. In addition, the quantity of reserves and resources may vary depending on metal prices, operating costs, and design parameters. Any material change in quantity of reserves, resources, grade or stripping ratio may affect the economic viability of the Company’s properties. In addition, there can be no assurance that precious or other metal recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

Development of Reward Project

In January 2011, the Company commenced Phase 1 infrastructure development work on the Reward Project. The majority of this construction, which included construction of wildlife exclusion fencing, drilling and completing the production water well, and extending power lines from local grid power sources to the mine site, has been completed. Final development of the Reward Project including the construction of leach pad facilities, purchase or lease of a semi-portable crushing plant, the installation of offices, lab and shop facilities and pre-stripping of mine waste will commence once development of Pinson has been completed or when adequate financing becomes available. Some of the proceeds of this offering will be used to fund development of the Reward Project, however additional financing will be required, inclusive of the use of cash generated by the Briggs Mine and the Pinson-underground Project.

Development of Pinson Project

In December 2011, the Company entered into an agreement with a contract miner to initiate development of the Pinson underground mine commencing in January 2012. The Company intends to initiate gold production in 2012 and to complete the initial development of the Pinson-underground Project, achieving commercial production, in the first half of 2013. It is anticipated this development will be funded from proceeds of this Offering, cash and Briggs’ cash flow.

Credit Risks Associated with Sales of Pinson Ores

Pinson plans to sell oxide ore to a third-party-processor. Presently Pinson is dependent on one customer to buy its oxide ore. Pinson’s first, oxide-ore sale occurred in second quarter 2012 when a bulk sample was processed by and sold to a third party. The receivable of $0.6 million was relatively immaterial in financial terms. Pinson’s sulfide ore will be processed separately, and the Company expects to sell the resultant gold product to a processor under agreed upon contractual terms.

To the extent Pinson sells ore and generates a trade receivable, a credit risk will arise. If a receivable is considered to be uncollectible, an allowance will be recognized.

Competition and Agreements with Other Parties

The mining industry is intensely competitive at all phases, and the Company competes with many companies possessing greater financial and technical resources than those of the Company. Competition in the mining business could adversely affect the Company’s ability to acquire suitable producing properties or prospects for mineral exploration in the future.

The Company may, in the future, be unable to meet its share of costs incurred under agreements to which it is a party and the Company may have its interest in the properties subject to such agreements reduced as a result. Furthermore, if other parties to such agreements do not meet their share of such costs, the Company may be unable to finance the cost required to complete recommended programs.

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Conflict of Interest

Certain directors and officers of the Company are officers and/or directors of, or are associated with, other natural resource companies that acquire interests in mineral properties. Such associations may give rise to conflicts of interest from time to time. The directors are required by law, however, to act honestly and in good faith with a view to the best interests of the Company and its shareholders and to disclose any personal interest which they may have in any material transactions which are proposed to be entered into with the Company and to abstain from voting as a director for the approval of any such transaction.

Title to Assets

Although the Company has or will receive title opinions for any properties in which it has a material interest in Canada and the U.S., there is no guarantee that title to such properties will not be challenged or impugned. The Company has not conducted surveys of all of the claims in which its holds direct or indirect interests and therefore, the precise area and location of such claims may be in doubt. The majority of the Company’s properties are located in the U.S. where mineral title is held through either patented or unpatented mining claims, fee mineral rights, and as leased mineral interests. Members of the U.S. Congress have repeatedly introduced bills which would supplant or alter the provisions of the Mining Law of 1872. If enacted, such legislation could change the cost of holding unpatented mining claims and could impact our ability to develop mineral resources on unpatented mining claims. Such bills have proposed, among other things, to either eliminate or greatly limit the right to a mineral patent and to impose a federal royalty on production from unpatented mining claims. Although it is impossible to predict at this point what any legislated royalties might be, enactment could adversely affect the potential for development of such mining claims and the economics of existing operating mines on federal unpatented mining claims. Passage of such legislation could adversely affect the Company’s financial performance.

Dividends

The Company has not, since the date of its incorporation, declared or paid any dividends on its Common Shares and does not currently intend to pay dividends. For the foreseeable future, earnings, if any, are expected to be retained to finance further growth and development of the business of the Company.

Resale of Shares

The continued operation of the Company will be dependent upon its ability to generate operating revenues and to procure additional financing. There can be no assurance that any such revenues can be generated or that other financing can be obtained. If the Company is unable to generate such revenues or obtain such additional financing, any investment in the Company may be lost. In such event, the probability of resale of the shares purchased would be diminished.

Potential Litigation

From time to time, during the ordinary course of business, the Company and its subsidiaries and affiliates may be threatened with, or may be named as a defendant in various actions, disputes, and legal proceedings, including claims of breach of contract, lost profits or other consequential damage claims. A significant judgment against the Company or any of its subsidiaries or affiliates or a failure to settle any dispute on terms satisfactory to the Company could have a material adverse effect on the Company’s ability to continue operations.

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Joint Ventures

Certain of the properties in which the Company has an interest are operated through joint ventures with other mining companies. The existence or occurrence of one or more of the following circumstances and events could have a material adverse impact on the viability of the Company’s interests held through joint ventures and on the Company’s future cash flows, earnings, results of operations and financial condition: (i) disagreements with joint venture partners on how to develop and operate mines efficiently; (ii) inability of joint venture partners to meet their obligations to the joint venture or third parties; (iii) litigation between joint venture partners regarding joint venture matters; (iv) the sale of a joint venture partner’s interest to a third party; and (v) limited legal rights to influence the direction of project development where the Company is not the operator of the project.

Ongoing Financing and the Development of the Reward Project

The business of mineral exploration and extraction involves a high degree of risk with very few properties that are explored ultimately achieving commercial production. As a mining company in the exploration, development and mining stage, the future ability of the Company to conduct exploration, development and mining operations will be affected principally by its ability to raise adequate amounts of capital through equity financings, debt financings, joint venturing of projects and other means. In turn, the Company’s ability to obtain funding depends in part upon the market’s perception of its management and properties, but to a great degree upon the price of gold and marketability of securities of speculative exploration, development, and mining companies. The development of any ore deposits found on the Company’s exploration properties depends upon the Company’s ability to obtain financing through any or all of equity financing, debt financing, the joint venturing of projects, or other means. There is no assurance that the Company will be successful in obtaining the required financing.

In its quarterly report dated June 30, 2012, the Company announced that it was deferring development of the Reward Project in favor of funding the Pinson Project, and the Company expects to recommence development as funding permits. Proceeds from the Offering will be utilized to complete a final construction engineering design at the Reward Project and to complete various drilling requirements on the property prior to final construction. The Company plans to utilise cash flow from both the Briggs Mine, and the Pinson Project, once positive cash flow is developed, as well as other financing, to construct the Reward Project.

Hedging Risks related to Precious Metal Production and Key Operating Inputs

On December 9, 2009, the Company closed a private placement of $14.5 million of Gold Bonds (the “2009 Gold Bonds”). The 2009 Gold Bonds will mature on December 31, 2013. The 2009 Gold Bonds are redeemed in quarterly installments each equivalent to the market value of 814 ounces of gold per quarter based on a closing gold price ten trading days prior to the end of each quarter. The Gold Bonds amortized based on a gold price of $1,113 per ounce creating an implied hedge where the Company is exposed to a negative financial impact at gold market prices above this level. This bond commitment is equivalent to the purchase of a flat forward hedge representing approximately 8% of expected gold production in 2012. The Company may also enter into consumable off-take agreements that may protect against the increasing cost of consumables like diesel fuel. The Company’s goal is to protect the Company’s cash flows from declining gold prices or increasing diesel prices. The Company’s primary risk related to gold hedging may result from a shortfall of expected gold production. If gold production levels fall short of its hedge obligations when the hedge contract has a negative fair value, it may compound the potential reduction in cash flows. The Company’s primary risk mitigation for hedge transactions is its policy to limit net hedge levels to 50% of its expected gold production or diesel usage. Although a hedging program is designed to protect cash flow from a decline in the price of gold or rise in the price of diesel fuel, it could also limit the Company’s gold realizations during periods of increased gold prices or could increase diesel costs during periods of low diesel prices.

Exploration and Development

Mineral exploration and development involves a high degree of risk and few properties explored ultimately are developed into producing mines. There is no assurance that the Company’s mineral exploration and development activities will result in any discovery or development of bodies of commercial ore. The long-term profitability of the Company’s operations will be in part directly related to the cost and success of its exploration programs, which may be affected by a number of factors.

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Substantial expenditures are required to establish reserves through drilling, to develop metallurgical processes to extract metal from ore and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that minerals will be discovered in sufficient quantities to justify commercial operations or that the funds required for development can be obtained on a timely basis.

The marketability of any minerals acquired or discovered may be affected by numerous factors which are beyond the Company’s control and which cannot be accurately predicted, such as market fluctuations, the proximity and capacity of milling facilities, mineral markets and processing equipment, and other factors such as government regulations, including regulations relating to royalties, allowable production, importing and exporting minerals and environmental protection.

California Legislation and Regulations May Cause the Development of Projects Adjacent To Briggs to Become Uneconomic.

On April 10, 2003, the California State Mining and Geology Board enacted a Backfill Regulation (the “Backfill Regulation”) that requires that all future metal mines, with certain exceptions, be backfilled to the approximate original contour of the landscape subject to certain limitations. Any new open pit developments on our properties outside the existing Briggs plan of operations area may be required to comply with the Backfill Regulation. However, certain California statutes and regulations recognize that under certain circumstances existing permit areas may be extended to incorporate mining locations necessary for the continued operation or expansion of the existing operation without the backfilling requirement.

The Company Has Significant Obligations At Its Mines, Which May Adversely Impact Liquidity

The Company operates in the US. As such, the Company’s business is subject to regulation by numerous county, state and federal regulatory agencies that include, but are not limited to, Mine Safety and Health Administration (“MSHA”), US Department of Occupational Safety and Health (“OSHA”) Department of the Interior, Bureau of Land Management (“BLM”), US Forest Service (“USFS”) US Department of Alcohol Tobacco and Firearms (“BATF”), US Department of Homeland Security, US Environmental Protection Agency (“EPA”), US Corp of Engineers, California Department of Occupational Safety and Health (“CAL-OSHA”), Great Basin Unified Air Pollution Control District, California Regional Water Quality Control Board, California Department of Fish and Game, California Environmental Protection Agency (“CEPA”), Nevada Division of Environmental Protection (“NDEP”), Inyo County California, Nye County Nevada, and Humboldt County Nevada.

The Company has posted cash and reclamation bonds with these agencies as of June 30, 2012 in the amount of $8.6 million of which $6.2 million are reclamation bonds supported by a surety. All reclamation bonds are subject to annual review and adjustment. During 2010, the Company posted an additional $0.9 million of reclamation bonds with the State of Nevada for Reward which is supported by a surety; in 2011 posted $0.6 million of reclamation bonds with the State of Nevada for the Pinson Project; and through June 30, 2012 posted $0.2 million of reclamation bonds with the State of Montana for the Kendall Mine closure. An additional bond will be required for Pinson as it commences production, and an additional bond will be required for Reward when final construction commences.

Montana Regulatory Authorities May Impose Additional Reclamation Requirements On Our Closure Of The Kendall Mining Property

The Company’s wholly-owned subsidiary, CR Kendall Corporation (“CRK”), is reclaiming and closing the Kendall mining property (“Kendall”) located near Lewistown, Montana. Since mine closure in 1996, approximately $14.0 million has been expended on closure and reclamation activities at Kendall.

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In April 2012, CRK entered into an agreement with the Montana Department of Environmental Quality (“MDEQ”), whereby the Company will provide financial support to complete the final environmental impact closure study (“EIS”). As part of this agreement, CRK submitted on July 25, 2012 an application to the MDEQ providing a final closure and reclamation plan for the Kendall mine site. MDEQ shall perform a completeness review of this plan supported by an EIS. A third party contractor will be retained to conduct the EIS and the project will be managed by the MDEQ in consultation with CRK. Any costs in excess of the EIS project budget will be shared equally between CRK and the MDEQ.

In 2001, CRK deposited with the MDEQ approximately $1.9 million in a fund to accomplish required reclamation work. This fund was never utilized and with accumulated interest now totals approximately $2.3 million. Once a final Record of Decision on the final closure plan has been issued by the MDEQ, as part of the agreement with CRK, CRK will create a trust fund to provide for any future operation, maintenance and replacement of water treatment and closure facilities. Funds remaining in the current funds on deposit with the MDEQ will be utilized in funding this trust.

Foreign Exchange Risk

A credit facility of C$20 million is presently denominated in Canadian dollars. Changes in the CAD/USD exchange rate will proportionately affect the reported value of this liability. Otherwise, the Company’s assets, liabilities, revenues and costs are primarily denominated in USD, and not significantly impacted by foreign exchange risks. If the CAD to USD exchange rate increases or decreases by ten percent, the reported value of the C$20 million credit facility would increase or decrease by approximately $2.0 million, respectively.

One of the market conditions that may affect the price of gold is the extent to which gold is viewed as a safe-haven or hedge against fluctuations in major currencies such as the US dollar and Euro. Foreign exchange may therefore have a significant indirect impact upon the Company.

The Company was not a Passive Foreign Investment Company, or PFIC, for the year ending December 31, 2011, although we may have been in prior years which could result in adverse U.S. Tax Consequences to U.S. Investors.

Shareholders who are U.S. taxpayers should be aware that the Company is not a passive foreign investment company (“PFIC”) for the current fiscal year, although it may have been a PFIC in prior years and could also be a PFIC in subsequent years. If the Company is a PFIC for any year during a U.S. taxpayer’s holding period, then such U.S. taxpayer generally will be required to treat any so-called “excess distribution” received on its Common Shares, or any gain realized upon a disposition of Common Shares, as ordinary income and to pay an interest charge on a portion of such distribution or gain, unless the taxpayer makes a timely and effective qualified electing fund (“QEF”) election or a mark-to-market election with respect to the shares of the Company. In certain circumstances, the sum of the tax and the interest charge may exceed the amount of the excess distribution received, or the amount of proceeds of disposition realized, by the taxpayer. A U.S. taxpayer who makes a QEF election generally must report on a current basis its share of the Company’s net capital gain and ordinary earnings for any year in which we are a PFIC, whether or not we distribute any amounts to our shareholders. A U.S. taxpayer who makes the mark-to-market election, generally, must include as ordinary income in each year, the excess of the fair market value of the common shares over the taxpayer’s tax basis therein. Refer to additional details under “E. Taxation – U.S. Federal Income Tax Consequences” for more information.

OTHER MATERIAL FACTS

There are no other material facts relating to the securities being qualified for distribution hereunder which have not been disclosed elsewhere in this Prospectus.

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auditor, transfer AGENT and registrar

The auditors of the Company are Ehrhardt Keefe Steiner Hottman PC, Certified Public Accountants, at their principal office in Denver, Colorado, who advise that they are independent within the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia and within the meaning of applicable securities laws of Canada.

The registrar and transfer agent for the Common Shares is Computershare Investor Services Inc. at its principal office in Vancouver, British Columbia.

experts

Opinions

The matters referred to under “Eligibility For Investment” and certain other matters relating to the Shares offered under this Prospectus will be passed upon at the Closing Date by Bull, Housser & Tupper LLP, on behalf of the Company, and Borden Ladner Gervais LLP, on behalf of the Underwriters. As at the date hereof, the partners and associates of Bull, Housser & Tupper LLP, as a group, and the partners and associates of Borden Ladner Gervais LLP, as a group, beneficially owned, directly or indirectly, less than 1% of the outstanding Common Shares.

Interest of Experts

Certain disclosure with respect to the Reward Project, contained in this Prospectus or in documents incorporated by reference herein is derived from the technical report titled “NI 43-101 Technical Report, Reward Gold Project, Nye County, Nevada” dated June 29, 2012 with an effective date of December 31, 2011 and prepared by Fred Barnard, Ph.D, AIPG-CM, Greg Chlumsky, MMSA, Michael J. Read, SME-RM, Matthew P. Reilly, P.E. and Robert L. Sandefur, P.E. of Chlumsky, Armbrust & Meyer LLC. Each of the foregoing persons is an independent qualified person in accordance with NI 43-101. None of Chlumsky, Armbrust & Meyer LLC and its designated professionals, received or will receive any registered or beneficial interest, directly or indirectly, in any securities or other property of the Company. As at the date hereof, the aforementioned persons beneficially owned, directly or indirectly, less than 1% of the outstanding Common Shares.

Certain disclosure with respect to the Pinson Project, contained in this Prospectus or in documents incorporated by reference herein is derived from the technical report titled “NI 43-101 Technical Report, Pinson Project, Humboldt County, Nevada” dated May 30, 2012 with an effective date of May 18, 2012 and prepared by William J. Crowl, R.G., MMSA SME-RM, and Donald E. Hulse, P.E. of Gustavson Associates, LLC. Each of the foregoing persons is an independent qualified person in accordance with NI 43-101. None of Gustavson Associates, LLC and its designated professionals, received or will receive any registered or beneficial interest, directly or indirectly, in any securities or other property of the Company as a result of this report. As at the date hereof, the aforementioned persons beneficially owned, directly or indirectly, less than 1% of the outstanding Common Shares.

Certain disclosure with respect to the Briggs Mine contained in this Prospectus or in documents incorporated by reference herein is derived from the technical report titled “2012 NI 43-101 Technical Report on the Briggs Mine, Inyo County, California” dated May 29, 2012 with an effective date of March 26, 2012 and prepared by Alan C. Noble, P.E. of Ore Reserves Engineering, Michael J. Read, SME-RM of Chlumsky, Armbrust & Meyer LLC, William R. Stanley, SME-RM, V.P. Exploration of the Company, and Douglas E. Stewart, P.E., V.P. and COO of the Company. Messrs. Noble and Read are independent qualified persons in accordance with NI 43-101 and Messrs. Stanley and Stewart are non-independent qualified persons in accordance with NI 43-101. None of Ore Reserves Engineering and Chlumsky, Armbrust Meyer LLC and its designated professionals, received or will receive any registered or beneficial interest, directly or indirectly, in any securities or other property of the Company. As at the date hereof, the aforementioned persons beneficially owned, directly or indirectly, less than 1% of the outstanding Common Shares.

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Certain disclosure with respect to the Cecil R Property, contained in this Prospectus or in documents incorporated by reference herein is derived from the technical report titled “NI 43-101 Technical Report Mineral Resource Estimate Cecil R Gold Deposit, Inyo County, California USA” dated March 2, 2010 and prepared by Fred Barnard, Ph.D and Robert L. Sandefur of Chlumsky, Armbrust & Meyer LLC. Each of the foregoing persons is an independent qualified person in accordance with NI 43-101. None of Chlumsky, Armbrust Meyer LLC and its designated professionals, received or will receive any registered or beneficial interest, directly or indirectly, in any securities or other property of the Company. As at the date hereof, the aforementioned persons beneficially owned, directly or indirectly, less than 1% of the outstanding Common Shares.

Certain disclosure with respect to the Columbia Project, contained in this Prospectus or in documents incorporated by reference herein is derived from the technical report titled “NI 43-101 Technical Report and Preliminary Assessment on the Columbia Project, Lewis and Clark County, Montana” dated June 2, 2010 and prepared by William J. Crowl R.G., MMSA SME-RM, Donald Hulse P.E., and Richard Moritz, MMSA of Gustavson Associates, LLC. Each of the foregoing persons is an independent qualified person in accordance with NI 43-101. None of Gustavson Associates, LLC and its designated professionals, received or will receive any registered or beneficial interest, directly or indirectly, in any securities or other property of the Company. As at the date hereof, the aforementioned persons beneficially owned, directly or indirectly, less than 1% of the outstanding Common Shares.

statutory rights OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some provinces, revisions of the price or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revision of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser.

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CONSENT OF AUDITORS

The Board of Directors of Atna Resources Ltd.

We have read the short form prospectus (the “Prospectus”) of Atna Resources Ltd. (“the Company”) dated September 4, 2012 relating to the qualification for distribution of 15,000,000 Common Shares of the Company. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned Prospectus of our report to the shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2011 and 2010 and the consolidated statements of operations, comprehensive loss and deficit and cash flows for each of the years in the two-year period ended December 31, 2011. Our report is dated March 23, 2012.

(signed) Ehrhardt Keefe Steiner Hottman PC

Certified Public Accountants

Denver, Colorado, United States of America

September 4, 2012

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CERTIFICATE OF THE COMPANY

DATED: September 4, 2012

This short form prospectus, together with the documents incorporated by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of British Columbia, Alberta, Ontario and Nova Scotia.

(Signed) James Hesketh	(Signed) Rodney D. Gloss
Chief Executive Officer	Chief Financial Officer

On Behalf of the Board of Directors

(Signed) David Watkins	(Signed) Paul Zink
Director	Director

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certificate of the UNDERWRITERS

DATED:           September 4, 2012

To the best of our knowledge, information and belief, this short form prospectus, together with the documents incorporated by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of British Columbia, Alberta, Ontario and Nova Scotia.

Canaccord Genuity Corp.

By: (Signed) Ali Pejman

NCP Northland Capital Partners Inc.

By: (Signed) Sam Pigott

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